As filed with the Securities and Exchange Commission on June 11, 2008	Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
_________________

IRONCLAD PERFORMANCE WEAR CORPORATION

Nevada	2381	98-0434104
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

2201 Park Place, Suite 101
El Segundo, CA 90245
(310) 643-7800
(Address, including zip code and Telephone Number, including area code of Registrant’s Principal Executive Offices)

Eduard Jaeger, Chief Executive Officer
Ironclad Performance Wear Corporation
2201 Park Place, Suite 101
El Segundo, CA 90245
(310) 643-7800

Copy to:

Greg Akselrud, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403
(818) 444-4500
(Name, Address, including zip code, and Telephone Number, including area code, of Agent for Service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement on Form S-1.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer
Non accelerated filer ☐	(Do not check if a smaller reporting company	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $.001 per share	7,075,000	$0.26	$1,839,500	$73.00
TOTAL	7,075,000	$0.26	$1,839,500	$73.00

(1)
In the event of a stock split, stock dividend, or other similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on June 9, 2008.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),MAY DETERMINE.

Subject to Completion, Dated June 11, 2008

IRONCLAD PERFORMANCE WEAR CORPORATION

7,075,000 Shares Common Stock

This prospectus relates to the offer and sale from time to time of up to 7,075,000 shares of our common stock that are held by the shareholders named in the “Principal and Selling Shareholders” section of this prospectus. The prices at which the selling shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all selling and other expenses.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “ICPW.OB.” On June 10, 2008, the last reported sales price of the common stock on the Over-The-Counter Bulletin Board was $0.26 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Except as otherwise indicated, information in this prospectus reflects a 3.454895-for-1 reverse stock split of our common stock which took effect on May 9, 2006.

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including “Risk Factors” and the consolidated financial statements and the related notes. References in this prospectus to “Ironclad Performance Wear Corporation,” the “Company,” “we,” “our” and “us” refer to Ironclad Performance Wear Corporation and our consolidated subsidiaries.

Our Business

We design and manufacture branded performance work wear for a variety of construction, do-it-yourself, industrial, sporting goods and general services markets. Since inception, we have leveraged our proprietary technologies to design job-specific gloves and performance apparel designed to improve the wearer’s ability to safely, efficiently and comfortably perform specific job functions. Our goal is to establish a reputation in the construction, do-it-yourself, industrial, sporting goods and general services markets as a leader in performance gloves and apparel. We are currently expanding our performance apparel product line to include jackets, pants, shorts, reflective and polo shirts, underwear and tights.

We manufacture our performance gloves and apparel using 20 functional materials, including DuPont™ Kevlar® and Teflon®, Gore-tex® Synthetic Leather, 3M Reflective Scotchlite™, DriRelease® and Duraclad®. We incorporate these materials in the manufacturing process to create products that meet the functional and protective requirements of our consumers. Since inception, we have employed an in-house research and development team responsible for identifying and creating new products and applications, and improving and enhancing existing products.

We currently sell our products in all 50 states and internationally through approximately 9,000 retail outlets. Our gloves are priced at retail between $15 and $60 per unit with apparel unit prices ranging from $20 to $80.

Our company was originally incorporated under the laws of Canada on June 6, 2003 under the name of Europa Trade Agency Ltd., and reincorporated in Nevada on May 26, 2004. Until September 14, 2005, we were a development stage international trade and distribution company. In September 2005, we determined that we could not sustain our operations and discontinued operations under our initial business plan. After this time, we existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.

On May 9, 2006, we acquired Ironclad Performance Wear Corporation, a California corporation, or Ironclad California, through a merger of Ironclad California with a wholly-owned subsidiary that we formed for the purpose of facilitating this transaction, or Merger. Upon the closing of the Merger, Ironclad California became our wholly-owned subsidiary, and we changed our name to Ironclad Performance Wear Corporation. In connection with the Merger, a group of investors funded the cancellation of shares held by our former sole officer and director and other former stockholders. The purchase and cancellation transaction, and a forward 3.45895-for-1 stock split of our common stock, were consummated immediately before the closing of the Merger.

In addition, concurrently with the closing of the Merger, we received gross proceeds of approximately $7.3 million in a private placement, or the Merger Private Placement Financing, with institutional investors and other high net worth individuals. Pursuant to subscription agreements entered into with these investors, we sold 9,761,588 investment units, at $0.75 per investment unit. Each investment unit consists of one share of our common stock, and a five year non-callable warrant to purchase three-quarters of one share of our common stock at an exercise price of $1.00 per share. The warrants are redeemable by us under certain circumstances at any time after one year from the date of issuance. After broker commissions and expenses and accounting, legal and other expenses, we received net proceeds of approximately $6.1 million in the Merger Private Placement Financing.

Under the subscription agreements with investors in a private placement financing or, the Private Placement Financing, which we closed between September 20, 2007 and September 24, 2007, we agreed to file a registration statement covering the resale of 5,250,000 of our common stock, or the Shares, sold in the Private Placement Financing. The Shares were sold at $0.40 per share and resulted in gross proceeds to us of $2.1 million.

Between April 18 and April 22, 2008, we entered into Subscription Agreements, or the Subscription Agreements, with each of Kenneth J. Frank, M.D. and Judy Frank, Dr. Frank’s Health Products LLC 401k Profit Sharing Plan and Trust, Jaeger Family, LLC, Jarus Family Trust, Kleeman Family 2004 Revocable Trust, Richard Kronman & Ian Matthew and Rosner Family Trust, or the Investors, pursuant to which it agreed to sell an aggregate of 7,075,000 shares of our common stock, par value $0.001 per share, or the Shares, at $0.20 per share for proceeds us of $1,415,000, or the Financing.  Under the Subscription Agreements we agreed to file this registration statement covering the resale of the 7,075,000 share of our common stock sold in the Financing.

The address of our principal executive office is 2201 Park Place, Suite 101, El Segundo, CA 90245, and our telephone number is (310) 643-7800.

The Offering

Common stock offered	7,075,000 shares by the selling shareholders

Common stock outstanding before this offering	42,464,504 shares

Common stock to be outstanding after this offering	42,464,504 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders. See “Use of Proceeds.”

OTC Bulletin Board symbol	ICPW.OB

Risk Factors	See “Risk Factors” beginning on page 6 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.

In the table above, the number of shares to be outstanding after this offering is based on 42,464,504 shares outstanding as of June 10, 2008: In the table above, the number of shares to be outstanding after this offering does not reflect the issuance of the following shares which are not being offered for sale under this prospectus:

•
2,404,723 shares of common stock reserved for issuance under our 2000 Stock Incentive Plan, of which 2,281,624 shares are issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.35 per share.

•
2,932,999 shares of common stock reserved for issuance under our 2006 Stock Incentive Plan, of which 1,435,213 shares are issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.32 per share.

•	10,454,518 shares of common stock reserved for issuance to holders of Company warrants at a weighted average exercise price of $0.91 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this report before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of the money you paid to purchase our common stock.

Our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors.

Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include:

•	the timing of our introduction of new product lines, particularly specialty apparel;
•	the level of consumer acceptance of each new product line;
•	general economic and industry conditions that affect consumer spending and retailer purchasing;
•	the availability of manufacturing capacity;
•	the seasonality of the markets in which we participate;
•	the timing of trade shows;
•	the product mix of customer orders;
•	the timing of the placement or cancellation of customer orders;
•	the weather;
•	transportation delays;
•	quotas and other regulatory matters; and
•	the timing of expenditures in anticipation of increased sales and actions of competitors.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

We may need additional funding to support our operations and capital expenditures, which may not be available to us and which lack of availability could adversely affect our business.

We intend to fund our operations and capital expenditures from limited cash flow from operations, our cash on hand, the net proceeds of the private placements completed on May 9, 2006 and September 28, 2007 and the factoring agreement entered into on September 15, 2006. We believe we will have sufficient funds to finance the cost of our operations and planned expansion for the foreseeable future. As part of our planned growth and expansion, we will be required to make expenditures necessary to expand and improve our operating and management infrastructure. We also plan to invest more heavily in research and development of new products, designs or services. In addition, we may need additional funds to pursue business opportunities (such as acquisitions of complementary businesses), to react to unforeseen difficulties or to respond to competitive pressures.

If our capital resources are insufficient, we will need to raise additional funds. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible debt securities may result in additional dilution to existing stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy. This limitation could substantially harm our business, results of operations and financial condition.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have a history of operating losses and may not achieve or sustain profitability. We cannot guarantee that we will become profitable. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds.

We may be unable to effectively manage our growth.

Our strategy envisions growing our business. We plan to expand our technology, sales, administrative and marketing organizations. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

•	expand our systems effectively or efficiently or in a timely manner;
•	allocate our human resources optimally;
•	meet our capital needs;
•	identify and hire qualified employees or retain valued employees; or
•	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

Substantially all of our revenues have been derived from a relatively limited product line consisting of task-specific gloves and performance apparel, and our future success depends on our ability to expand our product line and achieve broader market acceptance of our company and our products.

To date, our products have consisted mainly of task-specific gloves and performance apparel, targeted primarily to the construction, do-it-yourself, industrial and sporting goods markets. Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance in our existing market segments as well as in new segments. In particular, our success, growth and expansion depend largely on new and increasing sales of our recently expanded performance apparel. We have little or virtually no experience in this line of business, which creates substantial uncertainty regarding our ability to succeed in this sector. We will be required to develop and execute a strategy for effectively marketing and distributing our performance apparel. We may be required to enter into new arrangements and relationships with vendors, suppliers and others. We also may be required to undertake new types of risks or obligations that we may be unable to manage. There can be no assurance that consumers will purchase our products or that retail outlets will stock our products. Though we plan to spend significant amounts on promotion, marketing and advertising to increase product awareness, we cannot guarantee that these expenses will generate the desired product awareness or commensurate increase in sales of our products. If we are unable to effectively market and distribute our performance apparel or expand into new market segments, we will be unable to grow and expand our business or implement our business strategy as described in this report. This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

We may be unable to compete successfully against existing and future competitors, which could decrease our revenue and margins and harm our business.

The task-specific glove and performance apparel segments of the apparel industry are highly competitive. Our future growth and financial success depend on our ability to further penetrate and expand our existing distribution channels and to increase the size of our average annual net sales per account in these channels, as well as our ability to penetrate and expand other distribution channels. For example, we encounter competition in our existing work wear distribution channel from Gorgonz, among others. Unknown or unforeseen new entrants into our distribution channels, particularly low-cost overseas producers, will further increase the level of competition in these channels. There can be no assurance that we will be able to maintain our growth rate or increase our market share in our distribution channels at the expense of existing competitors and other apparel manufacturers choosing to enter the market segments in which we compete. In addition, there can be no assurance that we will be able to enter and achieve significant growth in other distribution channels.

Failure to expand into new distribution channels and new international markets could materially and adversely impact our growth plan and profitability.

Our sales growth depends in part on our ability to expand from the hardware and lumber retail channels and industrial distributors that we have focused on for the past eight years into new distribution channels, particularly “Big Box” home centers and work wear and sporting goods retailers. Failure to expand into these mass-market channels could severely limit our growth.

Our business plan also depends in part on our ability to expand into international markets. We have begun the distribution of our products in Japan, Australia and Canada and we are in the process of establishing distribution in Europe and other international markets. Failure to expand international sales through these and other markets could limit our growth capability and leave us vulnerable solely to United States market conditions.

Our dependence on independent manufacturers reduces our ability to control the manufacturing process, which could harm our sales, reputation and overall profitability.

We depend on independent contract manufacturers to maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, labor shortages, continuing cost pressure and increased demands for product innovation and speed-to-market. This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability.

We do not have long-term contracts with any of our independent contractors and any of these contractors may unilaterally terminate their relationship with us at any time. While management believes that there exists an adequate supply of contractors to provide products and services to us, to the extent we are not able to secure or maintain relationships with independent contractors that are able to fulfill its requirements, our business would be harmed.

We have initiated standards for our suppliers, and monitor our independent contractors’ compliance with applicable labor laws, but we do not control our contractors or their labor practices. The violation of federal, state or foreign labor laws by one of our contractors could result in us being subject to fines and our goods that are manufactured in violation of such laws being seized or their sale in interstate commerce being prohibited. To date, we have not been subject to any sanctions that, individually or in the aggregate, have had a material adverse effect on our business, and we are not aware of any facts on which any such sanctions could be based. There can be no assurance, however, that in the future we will not be subject to sanctions as a result of violations of applicable labor laws by our contractors, or that such sanctions will not have a material adverse effect on our business and results of operations.

Trade matters may disrupt our supply chain, which could result in increased expenses and decreased sales.

We cannot predict whether any of the countries in which our merchandise currently is manufactured or may be manufactured in the future will be subject to additional trade restrictions imposed by the U.S. and other foreign governments, including the likelihood, type or effect of any such restrictions. Trade restrictions, including increased tariffs or quotas, embargoes, safeguards and customs restrictions, against apparel items, as well as U.S. or foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition and results of operations. Although the quota system established by the Agreement on Textiles and Clothing was completely phased out for World Trade Organization countries effective January 1, 2005, there can be no assurances that restrictions will not be reestablished for certain categories in specific countries. We are unable to determine the impact of the changes to the quota system on our sourcing operations, particularly in China. Our sourcing operations may be adversely affected by trade limits or political and financial instability resulting in the disruption of trade from exporting countries, significant fluctuation in the value of the U.S. dollar against foreign currencies, restrictions on the transfer of funds and/or other trade disruptions.

Our international operations and the operations of our manufacturers and suppliers in China are subject to additional risks that are beyond our control and that could harm our business.

Our glove products are manufactured by 3 manufacturers operating in China, Hong Kong and Indonesia. Our performance apparel products are currently manufactured in Taiwan, Viet Nam, Mexico and the Dominican Republic. We may in the future use offshore manufacturers for all or some of these products. In addition, approximately 11.5% of our fiscal 2007 net revenues were generated through international sales and we plan to increase our sales to international markets in the future. As a result of our international manufacturing and sales, we are subject to additional risks associated with doing business abroad, including:

•	political unrest, terrorism and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured;
•	difficulties in managing foreign operations, including difficulties associated with inventory management and collection on foreign accounts receivable;
•	dependence on foreign distributors and distribution networks;
•
currency exchange fluctuations and the ability of our Chinese manufacturers to change the prices they charge us based on fluctuations in the value of the US dollar relative to that of the Chinese Yuan;

•	the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards as well as restrictions on the transfer of funds;
•	disruptions or delays in shipments;

•	changes in local economic and non-economic conditions and standards in which our manufacturers, suppliers or customers are located; and
•	reduced protection for intellectual property rights in jurisdictions outside the United States.

These and other factors beyond our control could interrupt our manufacturers’ production in offshore facilities, influence the ability of our manufacturers to export our products cost-effectively or at all, inhibit our and our unaffiliated manufacturer’s ability to produce certain materials and influence our ability to sell our products in international markets, any of which could have an adverse effect on our business, financial conditions and operations.

We may be unable to adequately protect our intellectual property rights.

We rely in part on patent, trade secret, trade dress and trademark law to protect our rights to certain aspects of our products, including product designs, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks, all of which we believe are important to the success of our products and our competitive position. There can be no assurance that any of our pending patent or trademark applications will result in the issuance of a registered patent or trademark, or that any patent or trademark granted will be effective in thwarting competition or be held valid if subsequently challenged. In addition, there can be no assurance that the actions taken by us to protect our proprietary rights will be adequate to prevent imitation of our products, that our proprietary information will not become known to competitors, that we can meaningfully protect our rights to unpatented proprietary information or that others will not independently develop substantially equivalent or better products that do not infringe on our intellectual property rights. We could be required to devote substantial resources to enforce our patent and protect our intellectual property, which could divert our resources and result in increased expenses. In addition, an adverse determination in litigation could subject us to the loss of our rights to a particular patent or other intellectual property, could require us to grant licenses to third parties, could prevent us from manufacturing, selling or using certain aspects of our products or could subject us to substantial liability, any of which could harm our business.

We may become subject to litigation for infringing the intellectual property rights of others.

Others may initiate claims against us for infringing on their intellectual property rights. We may be subject to costly litigation relating to such infringement claims and we may be required to pay compensatory and punitive damages or license fees if we settle or are found culpable in such litigation, we may be required to pay damages, including punitive damages. In addition, we may be precluded from offering products that rely on intellectual property that is found to have been infringed by us. We also may be required to cease offering the affected products while a determination as to infringement is considered. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Eduard Jaeger and the other members of our senior management team. We do not have long-term employment agreements with any of the members of our senior management team, each of whom may voluntarily terminate his employment with us at any time. Following any termination of employment, these employees would not be subject to any non-competition covenants. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

Our senior management’s limited recent experience managing a publicly traded company may divert management’s attention from operations and harm our business.

Our management team has relatively limited recent experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

RISKS RELATING TO OUR INDUSTRY

If we are unable to respond to the adoption of technological innovation in our industry and changes in consumer demand, our products will cease to be competitive, which could result in a decrease in revenue and harm our business.

Our future success will depend, in part, on our ability to keep up with changes in consumer tastes and our continued ability to differentiate our products through implementation of new technologies, such as new materials and fabrics. We may not, however, be able to successfully do so, and our competitors may be able to produce designs that are more appealing, implement new technologies or innovations in their design, or manufacture their products at a much lower cost. These types of developments could render our products less competitive and possibly eliminate any differentiating advantage in design and materials that we might hold at the present time.

We are susceptible to general economic conditions, and a downturn in our industries or a reduction in spending by consumers could adversely affect our operating results.

The apparel industry in general has historically been characterized by a high degree of volatility and subject to substantial cyclical variations. Our operating results will be subject to fluctuations based on general economic conditions, in particular conditions that impact consumer spending and construction and industrial activity. A downturn in the construction, industrial or housing sectors could be expected to directly and negatively impact sales of protective gear to workers in these sectors, which could cause a decrease in revenue and harm our sales.

Difficult economic conditions could also increase the risk of extending credit to our retailers. In the event we enter into a factoring relationship, a customer’s financial problems would limit the amount of customer receivables that we could assign to such factor on the receivables, and could cause us to assume more credit risk relating to those assigned receivables or to curtail business with that customer.

Government regulation and supervision

Any negative changes to international treaties and regulations such as the North American Free Trade Agreement, or NAFTA, and to the effects of international trade agreements and embargoes imposed by such entities such as the World Trade Organization which could result in a rise in trade quotas, duties, taxes and similar impositions or which could limit the countries from whom we can purchase our fabric or other component materials, or which could limit the countries where we might market and sell our products, could have an adverse effect on our business.

Any changes in regulation by the Federal Trade Commission, or FTC, with respect to labeling and advertising of our products could have an adverse affect on our business. The FTC requires apparel companies to provide a label clearly stating the country of origin of manufacture and the company’s apparel registration number and a second label stating washing instructions for the product. A change in these requirements could add additional cost to the production of our products, though we do not believe that this additional cost would be material, especially in relation to the cost of producing our products.

There is a limited trading market for our common stock and a market for our stock may not be sustained, which will adversely affect the liquidity of our common stock and could cause our market price to decline.

Although prices for our shares of common stock are quoted on NASDAQ’s Over-the-Counter Bulletin Board (under the symbol ICPW.OB), there is a limited public trading market for our common stock, and no assurance can be given that a public trading market will be sustained.

Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our common stock. As a result of the lack of trading activity, the quoted price for our common stock on the Over-the-Counter Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the offering price.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including announcements of new products or services by our competitors. In addition, the market price of our common stock could be subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in our revenues and operating expenses;
•	developments in the financial markets, apparel industry and the worldwide or regional economies;
•	announcements of innovations or new products or services by us or our competitors;
•	announcements by the government that affect international trade treaties;
•	fluctuations in interest rates and / or the asset backed securities market;
•	significant sales of our common stock or other securities in the open market;
•	variations in interest rates; and
•	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

On October 2, 2006 the registration statement we filed in June 2006 became effective, and up to 27,117,720 shares of common stock became eligible for sale. The sale of these shares could depress the market price of our common stock. Sales of a significant number of shares of our common stock in the open market could harm the market price of our common stock. A reduced market price for our shares could make it more difficult to raise funds through future offering of common stock.

Moreover, as additional shares of our common stock become available for resale in the open market (including shares issued upon the exercise of our outstanding warrants), the supply of our publicly traded shares will increase, which could decrease its price. Gemini Partners, Inc., or Gemini, and other stockholders that funded the purchase and cancellation of shares from our former stockholders have demand registration rights with respect to the resale of 3,489,444 shares they received in connection with the purchase and cancellation transaction completed immediately before the closing of the merger with Ironclad California. Brean Murray, Carret & Co., or Brean Murray, the placement agent in the private placement completed on May 9, 2006, also has demand rights with respect to the resale of its shares of common stock and common stock underlying warrants. The resale of these shares may be registered subsequently pursuant to these demand registration rights.

In addition, 8,536,953 of the 27,117,720 shares referenced above were subject to restrictions on transfer set forth in lock-up agreements with holders of these shares, which were released from such restrictions on the first anniversary of the merger, May 9, 2007. The release of shares from lock-up agreements may have a negative impact on our stock price if such released shares are sold by their holders.  Further, in September of 2007 and April 2008, we completed private placement transactions in which we sold 2,750,000 and 7,075,000 shares of our common stock, respectively. Under the terms of the subscriptions agreements, the investors in each of the private placement transactions were granted certain registration rights with respect to such shares. The sale of such shares pursuant to such registration statements could have a negative impact on our stock price.

Some of our shares may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares. In general, a person who has held restricted shares for a period of one year may, upon filing with the Securities and Exchange Commission (or SEC) a notification on Form 144, sell into the market shares up to an amount equal to 1% of the outstanding shares. The resale of the 3,489,444 shares held by Gemini and the stockholders who acquired shares in connection with the purchase and cancellation transaction completed immediately before the merger with Ironclad California may be registered as discussed above, but these shares also may currently be eligible for sale under Rule 144. The resale of these shares under Rule 144 may cause our stock price to decline.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional brands, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

The trading of our common stock on the Over-the-Counter Bulletin Board and the potential designation of our common stock as a “penny stock” could impact the trading market for our common stock.

Our securities, as traded on the NASDAQ Over-the-Counter Bulletin Board, may be subject to SEC rules that impose special sales practice requirements on broker-dealers who sell these securities to persons other than established customers or accredited investors. For the purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction before the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers to sell their securities in any market that might develop therefore.

In addition, the SEC has adopted a number of rules to regulate “penny stock” that restrict transactions involving these securities. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Global Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Because our securities may constitute “penny stock” within the meaning of the rules, the rules would apply to us and to our securities.

Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 43% of our outstanding common stock. As a result, these stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our Articles of Incorporation, as amended, our by-laws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our inability to raise additional funds to support operations and capital expenditures;

•	our inability to achieve greater and broader market acceptance in existing and new market segments;

•	our inability to successfully compete against existing and future competitors;

•	our reliance on manufacturers and suppliers;

•	our inability to protect our intellectual property rights; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling shareholders. The proceeds from the sale of each selling shareholder’s common stock will belong to that selling shareholder.

MARKET FOR COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Common Stock

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “ICPW.OB” The following table sets forth, for the periods indicated, the high and low bid information for the common stock, as determined from quotations on the Over-the-Counter Bulletin Board. Prior to the second quarter of 2006, there was no established trading market for our common stock. The information has been adjusted to reflect a 3.454895-for-1 forward stock split of our common stock which took effect at the close of business on May 9, 2006. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Year Ended December 31, 2008
First Quarter	$0.45	$0.17

Year Ended December 31, 2007
First Quarter	$0.71	$0.45
Second Quarter	$0.70	$0.39
Third Quarter	$0.60	$0.41
Fourth Quarter	$0.50	$0.36

Year Ended December 31, 2006
First Quarter	—	—
Second Quarter	$2.56	$1.01
Third Quarter	$1.30	$0.86
Fourth Quarter	$0.90	$0.55

On June 10, 2008, the closing sales price of our common stock as reported on the Over-The-Counter Bulletin Board was $0.26 per share. As of June 10, 2008, there were approximately 296 record holders of our common stock. Our transfer agent is Pacific Stock Transfer Company, Las Vegas, NV.

Dividends

We have not paid or declared cash distributions or dividends on our common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain all earnings, if and when generated, to finance our operations. The declaration of cash dividends in the future will be determined by our Board of Directors based upon our earnings, financial condition, capital requirements and other relevant factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis should be read together with the Consolidated Financial Statements of “Ironclad Performance Wear Corporation” and the “Notes to Consolidated Financial Statements” included elsewhere in this prospectus. This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity and cash flows of Ironclad Performance Wear Corporation for the fiscal years ended December 31, 2007 and 2006 and first quarter ended March 31, 2008. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond our control.

Overview

We are a leading designer and manufacturer of branded performance work wear. Founded in 1998, we have grown and leveraged our proprietary technologies to produce task-specific gloves and performance apparel that are designed to significantly improve the wearer’s ability to safely, efficiently and comfortably perform general to highly specific job functions. We have built and continue to augment our reputation among professionals in the construction and industrial service markets, and do-it-yourself and sporting goods consumers with products specifically designed for individual tasks or task types. Utilizing our brand equity, we are currently expanding our performance apparel product line (e.g. pants, jackets, shorts, reflective and polo shirts, underwear and tights) also designed to enhance the wearer’s comfort and performance. We believe that our dedication to quality and durability and focus on our client needs has created a high level of brand loyalty and has solidified substantial brand equity.

We plan to increase our domestic revenues by leveraging our relationships with existing retailers and industrial distributors, including “Big Box” and sporting goods retailers, increasing our product offerings in new and existing locations. We also plan to sell our expanded apparel line to work wear retailers.

We believe that our products have international appeal. In 2005, we began selling products in Australia and Japan through independent distributors, which accounted for approximately 4% of total sales. In 2006, we entered the Canadian market through a distributor, and international sales represented approximately 7% of total sales. In 2007 we entered the European market through a distributor and international sales represented approximately 11% of total sales. We plan to continue to increase sales internationally by expanding our distribution into Europe and other international markets during the fiscal year ending December 31, 2008

Our historical operations before May 9, 2006 reflect only the operations of Ironclad Performance Wear Corporation, a California corporation, or Ironclad California. Before May 9, 2006, we existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On May 9, 2006, we consummated a merger transaction in which we acquired all of the shares of Ironclad California, or the Merger. Concurrently with the closing of the merger we completed a private placement financing and certain other transactions related to the Merger. Upon completion of the Merger and the private placement financing, Ironclad California became our wholly-owned subsidiary, and the former stockholders of Ironclad California and the investors in the private placement financing received in the aggregate 26,130,548 shares of our common stock, or approximately 88% of our issued and outstanding shares of common stock. Ironclad California was formed and commenced its business in 1998. Our merger with Ironclad California was accounted for as a reverse merger with Ironclad California deemed to be the accounting acquirer, and us the legal acquirer.

Critical Accounting Policies, Judgments and Estimates

Our Management’s Discussion and Analysis of Financial Condition or Plan of Operation section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. To prepare these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies and litigation. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition

Under our sales model, a customer is obligated to pay us for products sold to it within a specified number of days from the date that title to the products is transferred to the customer. Our standard terms are typically net 30 days from the transfer of title to the products to a customer. We typically collect payment from a customer within 30 to 45 days from the transfer of title to the products to a customer. Transfer of title occurs and risk of ownership passes to a customer at the time of shipment or delivery, depending on the terms of our agreement with a particular customer. The sale price of our products is substantially fixed or determinable at the date of sale based on purchase orders generated by a customer and accepted by us. A customer’s obligation to pay us for products sold to it is not contingent upon the resale of those products. We recognize revenue at the time product is delivered to a customer.

Inventory Obsolescence Allowance

We review the inventory level of all products quarterly. For all items that have been in the market for one year or greater, we consider inventory levels of greater than one year’s sales to be excess. Products that are no longer part of the current product offering are considered obsolete. The potential for re-sale of slow-moving and obsolete inventories is based upon our assumptions about future demand and market conditions. The recorded cost of obsolete inventories is then reduced to zero and a reserve is established for slow moving products. Both the write down and reserve adjustments are recorded as charges to cost of goods sold. For the years ended December 31, 2007 and December 31, 2006 we adjusted our inventory reserve by ($36,000) and $88,000, respectively, to a current balance of $84,000 and recorded a corresponding adjustment in cost of goods sold. For the three months ended March 31, 2008 and March 31, 2007, we adjusted our inventory reserve by $-0- and $20,000, respectively, to a balance of $84,000 and $100,000, respectively, and recorded a corresponding adjustment in cost of goods sold. All adjustments for obsolete inventory establish a new cost basis for that inventory as we believe such reductions are permanent declines in the market price of our products. Generally, obsolete inventory is sold to companies that specialize in the liquidation of these items or contributed to charities, while we continue to market slow-moving inventories until they are sold or become obsolete. As obsolete or slow-moving inventory is sold or disposed of, we reduce the reserve.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Our current customers consist of large national, regional and smaller independent customers with good payment histories with us. Since we have not experienced any previous payment defaults with any of our current customers, our allowance for doubtful accounts is minimal. We perform periodic credit evaluations of our customers and maintain allowances for potential credit losses based on management’s evaluation of historical experience and current industry trends. If the financial condition of our customers were to deteriorate, resulting in the impairment of their ability to make payments, additional allowances may be required. New customers are evaluated for credit worthiness before terms are established. Although we expect to collect all amounts due, actual collections may differ.

Product Returns

We have a warranty policy that covers defects in workmanship. We allow our customers to return damaged or defective products to us following a customary return merchandise authorization process. We also allow for some stock adjustments returns, typically for new customers, whereby the customer is given the opportunity to ‘trade out’ of a style of product that does not sell well in their territory, usually in exchange for another product, again following the customary return merchandise authorization process. For both types of returns we utilize actual historical return rates to determine our allowance for returns in each period. Gross sales are reduced by estimated returns. We record a corresponding accrual for the estimated liability associated with the estimated returns which is based on the historical gross sales of the products corresponding to the estimated returns. This accrual is offset each period by actual product returns.

Our current estimated future warranty product return rate is approximately 1.25% and our current estimated future stock adjustment return rate is approximately 0.75%. As noted above, our return rate is based upon our past history of actual returns and we estimate amounts for product returns for a given period by applying this historical return rate and reducing actual gross sales for that period by a corresponding amount. We believe that using a trailing 12-month return rate provides us with a sufficient period of time to establish recent historical trends in product returns for two primary reasons: (i) our products useful life is approximately 3-4 months and (ii) we are able to quickly correct any significant quality issues as we learn about them. If an unusual circumstance exists, such as a product that has begun to show materially different actual return rates as compared to our average 12-month return rates, we will make appropriate adjustments to our estimated return rates. Factors that could cause materially different actual return rates as compared to the 12-month return rates include a new product line, a change in materials or product being supplied by a new factory. Although we have no specific statistical data on this matter, we believe that our practices are reasonable and consistent with those of our industry. Our warranty terms under our arrangements with our suppliers do not provide for individual products returned by retailers or retail customers to be returned to the vendor.

Reserve for Warranty Returns

Reserve balance 12/31/06	$72,000
Payments recorded during the period	(486,030)
(414,030)
Adjustment to reserve for pre-existing liabilities	128,000
Accrual for new liabilities during the reporting period	486,030

Reserve balance 12/31/07	200,000
Payments recorded during the period	(87,250)
112,750
Adjustment to reserve for pre-existing liabilities	154,000
Accrual for new liabilities during the reporting period	87,250

Reserve balance 3/31/08	$354,000

Stock Based Compensation

On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, 123R, “Share-Based Payments,” or SFAS 123R. This statement establishes standards surrounding the accounting for transactions in which an entity exchanges its equity instruments for goods and services. The statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, such as the options issued under our stock option plans. The statement provides for, and we have elected to adopt the standard using the modified prospective application under which compensation cost is recognized on or after the required effective date for the fair value of all future share based award grants and the portion of outstanding awards at the date of adoption of this statement for which the requisite service has not been rendered, based on the grant-date fair value of those awards calculated under SFAS 123R for pro forma disclosures.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the basis of the allowances for returns and doubtful accounts and for inventory obsolescence, accrued payroll and bonus and net operating loss carry forwards for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. As we have reported losses for 2003, 2004, 2005, 2006 and 2007, we have taken the conservative approach, and fully reserved the deferred tax assets.

Valuation of Derivative Instruments

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to determine whether they should be considered a derivative liability and measured at their fair value for accounting purposes. In determining the appropriate fair value, we use the Black-Scholes-Merton Option Pricing Formula, or the Black Scholes Model. At each period end, or when circumstances indicate that we reevaluate the accounting for the derivative liability, derivative liabilities are adjusted to reflect changes in fair value, with any increase or decrease in the fair value being recorded in results of operations as “Adjustments to Fair Value of Derivatives.”

Recent Accounting Pronouncements

SFAS No. 155

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133,“Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. Management does not expect adoption of SFAS No. 155 to have a material impact on our financial statements.

FIN No. 48

In June 2006, the FASB issued FASB Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109. This interpretation clarifies the accounting and financial statement reporting for uncertainties in income tax recognized by prescribing a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006. We have completed our analysis of the effects of this interpretation and have determined that the adoption of FIN 48 will not have a material effect on its financial statements.

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management will evaluate the effect of this statement, if any, on its financial statements.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. As such, we are required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. Management is currently evaluating the impact of SFAS No. 159 on its consolidated financial statements.

SFAS No. 160

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, we are required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. We are currently evaluating the impact of SFAS No. 160 on our consolidated financial statements but do not expect it to have a material effect.

SFAS No. 141(R)

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard, or SFAS No. 141(R), “Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, we are required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. We are currently evaluating the impact of SFAS 141(R) on our consolidated financial statements.

Results of Operations

Comparison of Years Ended December 31, 2007 and December 31, 2006 and Quarters Ended March 31, 2008 and 2007

Net Sales increased $3,467,987, or 36.2%, to $13,049,197 in the year ended December 31, 2007 from $9,581,210 for the corresponding period in 2006. This increase was primarily due to increased sales of approximately $818,000 with new and existing “Big Box” home center customers, approximately $677,000 due to a full year of sales of our performance apparel products, approximately $855,000 of increase in international sales, and approximately $1,118,000 in growth from our existing customers. One customer accounted for approximately 21% of net sales during the year ended December 31, 2007 and approximately 17% of net sales for the year ended December 31, 2006. We expect the overall trend of increased sales to continue through existing and new retail and distribution outlets in the United States, planned international expansion, and sales of our expanded apparel line in new distribution channels, with continued increased spending on sales and marketing of our products. Net sales increased $1,171 or 0.06%, to $1,851,103 in the quarter ended March 31, 2008 from $1,849,932 for the corresponding period in 2007. One customer accounted for 22% of net sales during the quarter ended March 31, 2008 and no customer accounted for more than 10% of net sales for the quarter ended March 31, 2007. Included in net sales are co-op advertising and rebate expenses of approximately $80,000 and $54,000 for the three months ended March 31, 2008 and 2007, respectively

Gross Profit increased $1,388,099 to $5,001,743 for the year ended December 31, 2007 from $3,613,644 for the year ended December 31, 2006. Gross profit as a percentage of net sales, or gross margin, increased to 38.3% in 2007 from 37.7% in 2006. The increase in gross margin was mainly attributable to a shift in product mix, increased direct sales to international distributors, aggressive sales promotion programs with new and existing customers, and improved margins on apparel sales, between the comparative periods. Product mix and customer sales mix shifts can affect gross profit in any period. Sales to “Big Box” home centers generally include an assortment of lower priced products than are sold to other retailers and distributors. Sales to international distributors are generally at lower gross margin, as the international distributor pays the cost of selling and distributing the product and servicing their customers. These increased costs have been offset by improved margins on apparel products generated by outsourcing and increased direct factory-to-customer shipments to international customers. Gross profit decreased $130,555 to $793,997 for the quarter ended March 31, 2008 from $924,552 for the corresponding period in 2007. Gross profit, as a percentage of net sales, or gross margin, decreased to 42.9% in the first quarter of 2008 from 50.0% in the same quarter of 2007. The decrease in gross profit for the quarter was primarily due to an increase in accruals for product returns of 4.5%, product mix and customer sales mix that resulted in lower average selling prices of approximately 2.4%, offset by improved margins on apparel products generated by moving production overseas of approximately 0.9%. Also, the first quarter of 2007 was favorably impacted by a one-time special purchase that increased margins by approximately 1%.

Operating Expenses increased by $2,196,137, or 33.1%, to $8,832,283 in 2007 from $6,636,146 in 2006. As a percentage of net sales, operating expenses decreased to 67.7% in 2007 from 69.3% in the same period of 2006. The increased spending in 2007 was primarily due to increased costs associated with implementing brand development initiatives, including a NASCAR sponsorship and increased print and cooperative advertising - approximately $402,000; expenses associated with our status as public company costs of approximately $27,000; increased legal expenses of $241,000; increased cost for contracted services, primarily third party fulfillment warehouse of $318,000; increased commissions of $31,000; increased rents of $41,000; increased travel & entertainment expenses of $86,000; increased trade show and sample expenses of $37,000; Financial Accounting Standards No. 123R options expense of $32,000; salaries, temporary labor and bonus accrual expenses of approximately $832,000 (includes full year salaries & benefits for six hires from late 2006), and increased general operating expenses of $149,000. Our number of employees increased to 28 at December 31, 2007 from 26 at December 31, 2006. Sales and marketing expenses were increased to build brand recognition and increase sales. Expenses associated with being a public company included public accounting and legal fees and investor relations expenses. Operating expenses decreased by $186,108, or 8.8%, to $1,919,189 in the first quarter of 2008 from $2,105,297 in the first quarter of 2007. As a percentage of net sales, operating expenses decreased to 103.8% in the first quarter of 2008 from 113.8% in the same period of 2007. The decreased spending for the first quarter of 2008 was primarily due to increased costs associated with implementing brand development initiatives, including trade shows, print and cooperative advertising - approximately $90,000; increased services, primarily warehousing of $94,000; increased office expenses of $7,000; decreased public company costs of $123,000; decreased travel & entertainment expenses of $20,000; decreased salaries and benefits expenses of approximately $198,000 and decreased Financial Accounting Standards No. 123R options expense of $36,000. Our number of employees decreased to 23 at March 31, 2008 from 34 at March 31, 2007.

Loss from Operations increased $808,038 or 26.7%, to $3,830,540 in 2007 from $3,022,502 in 2006. Loss from operations as a percentage of net sales decreased to 29.4% in 2007 from 31.5% in 2006. The increased loss for 2007 was primarily the result of an increase in operating expenses, as discussed above. Loss from operations decreased $55,553 or 4.7%, to $1,125,192 in the first quarter of 2008 from $1,180,745 in first quarter of 2007. Loss from operations as a percentage of net sales decreased to 60.8% in the first quarter of 2008 from 63.8% in the first quarter of 2007. The decrease in loss from operations in the three month period was primarily the result of the decrease in operating expenses, as discussed above.

Interest Expense decreased $212,382 to $148,381 in 2007 from $360,763 in 2006. The decrease was primarily due to the reduction in the recognition of imputed warrant interest charges of $256,188, offset by additional bank borrowing. Interest expense decreased $3,546 to $35,017 in the first quarter of 2008 from $38,563 in the same period of 2007 due to slightly reduced borrowings on our line of credit.

Interest Income decreased $28,425 to $42,235 in 2007 from $70,660 in 2006. Interest income is a result of investment of funds from the private equity funding completed concurrent with the merger on May 9, 2006. Interest income decreased $19,038 in the first quarter of 2008 to $3,235 from $22,273 in the first quarter of 2007. Interest income is a result of investment of funds from the private equity funding completed in September 2007.

Other Income (Expense) net was $1,526 in 2007 as compared with $2,397 in 2006. Change in the fair value of warrant liability was $18,230 in 2007 as compared to ($1,082,944) for 2006. This income (expense) represents the difference in the fair value of warrants recorded as liabilities at December 31, 2007 and their issue date on May 9, 2006. The terms of the registration statement underlying 98% of the warrants were satisfied in October, 2006. The remaining warrant liability was revalued at the end of each reporting period until the terms of the registration statement for the shares underlying the warrants were satisfied in October, 2007. Other income (expense) net was $5,924 in the first quarter of 2008 as compared with $885 in the first quarter of 2007. Change in the fair value of warrant liability was $-0- in the first quarter as compared to $20,564 for the first quarter of 2007. This change represented the difference in the fair value of warrants recorded as liabilities at their issue date on May 9, 2006. These warrants were revalued at the end of each reporting period until the terms of the registration statement for the shares and warrants issued, that resulted in liability accounting, were satisfied in October 2007.

Net Loss decreased $445,196 to $3,917,777 in 2007 from $4,362,973 in 2006. This decreased loss is a result of the combination of each of the factors discussed above. Net loss decreased $23,725 to $1,151,860 in the first quarter of 2008 from $1,175,586 in the first quarter of 2007. This decreased loss is the result of the combination of each of the factors discussed above, principally the reduction in operating expenses.

Seasonality and Annual Results

Our glove business generally shows an increase in sales during the third and fourth quarters due primarily to a consistent increase in the sale of our winter glove line during this period. We typically generate 60% - 65% of our glove net sales during these months. In addition, with the introduction of our expanded performance apparel line and penetration of new international markets in the second half of 2007 we expect that our sales in the third and fourth quarter will represent 65% to 70% of our total net sales for 2008.

Our working capital, at any particular time, reflects the seasonality of our glove business and plans to expand product lines and enter new markets. We expect inventory, accounts payable and accrued expenses to be higher in the third and fourth quarters for these reasons.

Liquidity and Capital Resources

Our cash requirements are principally for working capital. Our need for working capital is seasonal, with the greatest requirements from July through the end of October each year as a result of our inventory build-up during this period for our fall and winter selling seasons. Historically, our main sources of liquidity have been borrowings under our existing revolving credit facility, the issuance of subordinated debt and the sale of equity. On September 15, 2006 the Company entered into a new factoring agreement, whereby it assigned certain of its accounts receivable with full recourse. This facility allows the Company to borrow the lesser of (a) $2,500,000 or (b) the sum of (i) seventy-five percent (75%) of the net amount of eligible accounts receivable and (ii) 40% of the value of eligible inventory, which amount shall not exceed the lesser of $750,000 and the net amount of eligible accounts receivable.

Operating Activities. In 2006, cash used in operating activities was $4,698,717 and consisted primarily of a net loss of $4,362,973, reduced by non-cash items of $2,052,979 and increases in inventory of $1,979,830, and accounts receivable of $618,668 and decreases in deposits on inventory of $238,722, prepaid and other expenses of $11,292 and loan costs of $15,798, offset by a decrease in accounts payable and accrued expenses of $56,006.

In 2007, cash used in operating activities was $4,012,719 and consisted primarily of a net loss of $3,917,777, reduced by non-cash items of $754,870 and increases in inventory of $165,470, accounts receivable of $2,310,824, and prepaid and other expenses of $37,541, and decreases in deposits on inventory of $51,487, offset by an increase in accounts payable and accrued expenses of $1,612,536.

For the three months ended March 31, 2007, cash used in operating activities was $1,377,501 and consisted primarily of a net loss of $1,175,586, reduced by non-cash items of $188,289, a decrease in inventory of $58,568, a decrease in deposits on inventory of $61,555, a decrease in accounts receivable of $326,986 and an increase in other assets of $7,624, and decreases in deposits of $450, accounts payable and accrued expenses of $830,139.

For the three months ended March 31, 2008, cash provided by operating activities was $302,164 and consisted primarily of a net loss of $1,151,860, reduced by non-cash items of $270,211, a decrease in accounts receivable of $2,159,760, a decrease in deposits on inventory of $10,068, a decrease in other assets of $21,320 and an increase in inventory of $613,994, and decreases in deposits of $31,756 and accounts payable and accrued expenses of $338,627.

Investing Activities. In 2006 and 2007, investing activities were primarily the result of capital expenditures, mainly for computer equipment and trademark applications. Cash used in investing activities increased $9,159 to $167,716 for 2007 from $158,557 in 2006. Expenditures for property and equipment increased $25,522, and investment in trademarks decreased $16,363. For the three months ended March 31, 2008 and 2007 investing activities were primarily the result of capital expenditures, mainly for computer equipment and software and trademark applications. Cash used in investing activities increased to $31,734 for 2008 from $30,576 in 2007.

Financing Activities. Financing activities during 2006 consisted primarily of our net borrowing under our existing asset-based credit facility, payoff of an existing note payable, proceeds from the issuance of common stock, financing provided by a capital lease, proceeds from the exercise of warrants and options, and the completion of our merger and associated financing on May 9, 2006. Cash provided by financing activities was $6,839,867 for 2006. The increase in cash provided by financing activities was due to proceeds from the issuance of common stock of $507,500, the completion of the merger related equity financing of $6,036,738 (net of $1,284,453 in offering costs), proceeds from the exercise of warrants of $66,338, proceeds from the exercise of options of $30,000, and by net borrowings on our bank lines of credit of $702,066, offset by payments on an outstanding note payable of $500,000 and payments on a capital lease of $2,775.

Financing activities during 2007 consisted primarily of our net borrowing under our existing asset-based credit facility, proceeds from the issuance of common stock, financing provided by a capital lease, and proceeds from the exercise of options. Cash provided by financing activities was $2,754,095 for 2007. The increase in cash provided by financing activities was due to proceeds from the issuance of common stock of $2,007,363 (net of $92,637 in offering costs), proceeds from the exercise of options of $4,500, and by net borrowings on our bank lines of credit of $745,643, offset by payments on a capital lease of $3,411.

Financing Activities for the three months ended March 31, 2007 consisted primarily of net borrowing under our existing factoring agreement of $232,453 and financing used in a capital lease of $788. Cash provided by financing activities increased $231,665 for 2007.

Financing Activities for the three months ended March 31, 2008 consisted primarily of net payments under our existing factoring agreement of $588,440 and financing used in a capital lease of $968. Cash provided by financing activities decreased $589,408 for 2008.

We believe that our cash flows from operations and borrowings available to us under our senior secured credit facility, together with additional net proceeds from future private placements will be adequate to meet our liquidity needs and capital expenditure requirements for at least the next 12 months.

Our ability to access these sources of liquidity may be negatively impacted by a decrease in demand for our products and the requirement that we meet certain borrowing conditions under our senior secured credit facility, as well as the other factors described in Risk Factors.

Credit Facilities

In March 2005, we renewed our existing credit facility with the bank at an interest rate of prime plus 3%. This facility allowed us to borrow 75% against eligible accounts receivable, up to $1,000,000, while maintaining a funded reserve equal to 25% of the outstanding accounts receivable. All of our assets secured amounts borrowed under the terms of this agreement and were personally guaranteed by an officer of the company. The renewed credit facility did not contain any financial covenants and matured on May 30, 2006. Proceeds from the private placement completed on May 9, 2006, were used to repay the balance on the loan facility.

Through May 2006 we also maintained a $250,000 revolving line of credit with our senior secured lender. We were eligible to borrow 30% against our eligible inventory, up to $250,000. Amounts borrowed under the terms of this agreement were secured by all of our assets, and were personally guaranteed by one of our executive officers. Interest on outstanding loan balances under our revolving line of credit accrued at the same interest rates as our senior secured loan facility and also matured in May 2006. Proceeds from the private placement completed on May 9, 2006, were used to repay the balance on the loan facility.

On September 15, 2006 we entered into a new factoring agreement with Wells Fargo Century, Inc. whereby we assigned certain of our accounts receivables with full recourse. On November 21, 2006, we entered into an amendment to this factoring agreement. This facility currently allows us to borrow the lesser of (a) $2,500,000 or (b) the sum of: (i) seventy-five percent (75%) of the net amount of our Eligible Receivables and (ii) 40% of the value of our Eligible Inventory (which amount shall not exceed the lesser of $750,000 and the net amount of our Eligible Receivables) (as such terms are defined in the factoring agreement. This credit facility does not contain any financial covenants. All of our assets secure amounts borrowed under the terms of this agreement. Interest on outstanding balances accrues at the prime rate announced from time to time by Wells Fargo Bank N.A. (or such other bank as Wells Fargo Century, Inc. shall select in its discretion) as its “prime” or base rate for commercial loans and the agreement has an initial term of 24 months.

Subordinated Debt

In October 2005, we issued a promissory note in the principal amount of $500,000 to Westrec Capital Partners, LLC in exchange for $500,000 in order to fund inventory purchases for the apparel launch along with the costs associated with the Merger. The note accrues interest at a rate equal to (a) the highest prime rate of interest per annum published in the Money Rate Table of the Western Edition of The Wall Street Journal, as adjusted on a daily basis, plus 8.25% per annum, or (b) 15.00% per annum, in either case compounded annually. The note was set to mature on the earlier to occur of (i) April 21, 2006 or (ii) the date on which Ironclad has received an aggregate of $500,000 from the sale(s) of its equity securities in one or a series of transactions. We received a 30-day extension of the April 21, 2006 maturity date. Proceeds from the private placement completed on May 9, 2006, were used to retire the note.

Off-Balance Sheet Arrangements

At December 31, 2007 and 2006, and March 31, 2008 and 2007, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, variable interest or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Contractual Obligations

The following summarizes our contractual obligations at December 31, 2007 and the effects such obligations are expected to have on liquidity and cash flow in future periods:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years

Operating Leases	$638,111	180,805	451,347	5,959

Advances from Factor	2,309,321	2,309,321	-	-

Total	$2,947,432	2,490,126	451,347	5,959

BUSINESS

Corporate History

Founded in 1998, and based in El Segundo, CA, Ironclad Performance Wear Corporation, a California corporation, or Ironclad California, is a designer and manufacturer of branded performance work wear for a variety of construction, do-it-yourself, industrial, sporting goods and general services markets.

Our company was originally incorporated under the laws of Canada on June 6, 2003 under the name of Europa Trade Agency Ltd., and reincorporated in Nevada on May 26, 2004. Until September 14, 2005, we were a development stage international trade and distribution company. We were in the business of marketing and distributing products developed and manufactured by other companies. We sought distribution agreements with manufacturers of products for which we believed there was a ready market in areas readily accessible to us.

Our efforts to market our primary products were unsuccessful. Therefore, in September 2005, we determined that we could not sustain our operations and discontinued operations under our initial business plan. After this time, we existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.

Merger with Ironclad California

On April 20, 2006, we entered into an Agreement and Plan of Merger, or Merger Agreement, with Ironclad Performance Wear Corporation, a California corporation, or Ironclad California, and Ironclad Merger Corporation, a California corporation and our wholly-owned subsidiary that was formed to facilitate the acquisition of Ironclad California, or the Merger. On May 9, 2006, the Merger closed, Ironclad California became our wholly-owned subsidiary, and we changed our name to Ironclad Performance Wear Corporation. At the effective time of the Merger, we issued shares of our common stock to the stockholders of Ironclad California in exchange for 100% ownership of Ironclad California. Additionally, we assumed options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by Ironclad California.

The Share Cancellation and Purchase Agreements

In connection with the Merger, a group of third party purchasers funded the purchase and cancellation of shares held by our former stockholders. Pursuant to the terms of the cancellation agreement between us and these purchasers, immediately before the Merger, we canceled shares of our common stock held by our former sole officer and director, Thomas Lamb, and one of our former principal stockholders, Craig Lamb. Thomas Lamb and Craig Lamb received cash remuneration of $349,413 from the investor group for cancellation of their shares.

At the time of the payment and share cancellation, the same group of purchasers also purchased approximately 90% of our then outstanding common stock from our other former stockholders. Under the terms of a share purchase and escrow agreement between the purchasers and these former stockholders, the holders of the purchased shares received $765,938 as consideration for the transfer of their shares to these purchasers.

Gemini Partners, Inc., or Gemini, was a consultant to Ironclad California and part of the group of purchasers that agreed to fund the cancellation and purchase of shares from our former stockholders. As compensation for services rendered in connection with these transactions, Gemini and certain of its affiliates received a portion of the shares of our common stock that was purchased from our former stockholders by these purchasers as compensation for services provided to the purchasers with respect to the Merger.

Immediately after the consummation of the cancellation and purchase transaction, we completed a 3.454895-for-1 forward stock split of our common stock and increased the authorized number of our shares of authorized common stock to 172,744,750. After completion of the purchase and cancellation transaction, but immediately before consummation of the Merger and the Merger Private Placement Financing (as described below) that closed concurrently with the Merger, 3,489,444 shares of our common stock were outstanding, including 1,200,000 shares held by Gemini and its affiliates. Immediately after the closing of the Merger, and without taking into account the Merger Private Placement Financing that we completed concurrently with the Merger, we had 19,858,404 outstanding shares of common stock, options to purchase 2,588,314 shares of common stock and warrants to purchase 2,817,416 shares of common stock.

Merger Private Placement Financing

Immediately following the closing of the Merger, we received gross proceeds of approximately $7.3 million in a private placement financing with institutional investors and other high net worth individuals, or the Merger Private Placement Financing. Pursuant to our subscription agreements with those investors, we sold 9,761,588 investment units, at $0.75 per investment unit. Each investment unit consists of one share of our common stock, and a five year non-callable warrant to purchase three-quarters of one share of our common stock, at an exercise price of $1.00 per share. After commissions and expenses, we received net proceeds of approximately $6.1 million in the Merger Private Placement Financing.

Under the terms of the Merger Private Placement Financing, a registration statement on Form SB-2 and accompanying prospectus was filed with the Securities and Exchange Commission, or SEC, covering the resale of common stock issued in connection with the Merger Private Placement Financing that closed concurrently with the Merger, as well as shares of our common stock: (i) received by holders of preferred stock of Ironclad California in connection with the Merger transaction; (ii) purchasable under Ironclad California warrants to purchase preferred stock of Ironclad California that were assumed by us pursuant to the terms of the Merger Agreement and converted into warrants to purchase shares of our common stock; (iii) purchasable under the warrants issued to the placement agents in the Merger Private Placement Financing; and (iv) purchasable under warrants issued by us under the terms of the bridge financing transactions with Westrec Corporation and the stockholders of Ironclad California.

Since the registration statement was declared effective, we are obligated to use our reasonable best efforts to maintain the effectiveness of the registration statement for a period of 24 months at our expense, except that investors may not be able to sell their shares under the registration statement during periods when we may be required to update the information contained in that registration statement under applicable securities laws. In addition, if the registration statement is not effective during this 24 month period, investors will have certain “piggyback” registration rights to include in registration statements filed by us during this period shares contained in investment units that the investors purchased in the private placement financing (including those underlying warrants), subject to certain exceptions and limitations as described in the subscription agreements.

We also agreed to give the holders of our common stock who became holders upon consummation of the above-described share purchase and cancellation transactions certain demand rights with respect to the resale of the shares held by them and the shares underlying the warrants issued to the placement agents. The resale of these shares may be registered subsequently pursuant these demand registration rights to the extent they are not included in the registration statement covering the resale of common stock sold in the private placement financing.

As a condition to including their shares in the registration statement, each of the former holders of preferred stock of Ironclad California were required to enter into lock-up arrangements with respect to (i) the shares of our common stock received by them in the Merger and (ii) the shares issuable upon the exercise of warrants that we issued in the Merger transaction in exchange for previously outstanding warrants of Ironclad California. In addition, we entered into lock-up arrangements with certain shares held by holders of our common stock immediately before the closing of the Merger. Pursuant to these various lock-up arrangements, 8,536,953 shares of our common stock was released from restriction on the first anniversary of the effective date of the Merger, subject to certain exceptions described in our lock-up agreement with the holders of up to 2,039,444 of shares of our common stock issued and outstanding before the closing of the Merger. We, with the consent of the placement agents, also may elect to waive the restrictions under these lock-up arrangements as to certain shares.

Brean Murray Carret & Co., or Brean Murray, and GP Group LLC, an affiliate of Gemini, acted as co-placement agents in connection with the private placement financing. For their services as placement agent, we paid Brean Murray a fee equal to 6%, or approximately $439,271 of the gross proceeds from the financing. We also paid for the out-of-pocket expenses incurred by Brean Murray and Gemini in the amount of $75,000. In addition, we issued to Brean Murray, warrants to purchase 390,464 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 292,848 shares of our common stock at an exercise price of $1.00 per share. The warrants are immediately exercisable and have a term of 5 years.

As consideration for services rendered by it, GP Group LLC received an aggregate amount equal to 4% of the funds raised in the private placement financing. In addition, Ironclad California agreed to pay Gemini a monthly retainer fee for a period of six months for services rendered by Gemini in connection with the private placement financing and the merger transaction.

Certain Other Transactions Related to the Merger

Westrec Bridge Financing

In anticipation of the merger with us and the related Merger Private Placement Financing, Ironclad California received $500,000 through a bridge loan from Westrec Corporation pursuant to a loan agreement dated October 21, 2005. The principal and interest due on the loan was $501,778 at the time of the closing of the Merger Private Placement Financing, at which time it became due and payable according to its terms. The loan was repaid immediately upon closing out of the proceeds of the Merger Private Placement Financing. The loan agreement also required the issuance of a warrant to purchase 400,000 shares of our common stock at $0.56 per share. In addition, we issued to Westrec Corporation an additional warrant to purchase 100,000 shares of common stock at a price of $1.00 per share in settlement of a disagreement between Ironclad California and Westrec Corporation with respect to the operation of the anti-dilution provision in the loan agreement and to extend the Westrec bridge financing loan to us for up to 30 days under the same terms and conditions. The exercise period for the warrants issued to Westrec Corporation expires five years from their respective issuance dates and the warrants carry piggyback registration rights.

Stockholder Bridge Financing

Ironclad California received $507,500 through the sale of investment units to a limited number of investors, including certain existing stockholders of Ironclad California. This bridge financing closed on March 8, 2006. Each investment unit in the financing was sold at a price of approximately $0.32, and was comprised of one share of common stock of Ironclad California and a warrant to purchase one share of our common stock, at an exercise price of $0.75 per share. Therefore, upon the closing of this financing, Ironclad California issued 1,568,337 shares of Ironclad California common stock, which, upon the closing of the Merger with Ironclad California were converted into 676,667 shares of our common stock. At the closing of the merger, we issued to these investors warrants to purchase an aggregate of 1,568,337 shares of our common stock at $0.75 per share. We agreed to register the resale of common stock and common stock underlying warrants purchased in the bridge financing on substantially the same terms and limitations on which shares offered to investors in the Merger Private Placement are registered, except that no liquidated damages will be payable to the investors in this bridge financing in connection with or due to any failure by us to file a registration statement, register the securities or cause the registration statement covering the securities to become effective.

Private Placement Financing

Under subscription agreements with investors in a private placement financing, or the Private Placement Financing, that closed between September 20, 2007 and September 24, 2007, or the Closing, we agreed to file with the SEC this registration statement covering the resale of 5,250,000 our common stock, or the Shares, sold in the Private Placement Financing within 45 days after the Closing. The Shares sold in the Private Placement Financing were sold at $0.40 per share and resulted in gross proceeds of $2.1 million to us. The subscription agreements also require us to use our reasonable best efforts to obtain the effectiveness of this registration statement no later than 150 days after the Closing, subject to certain exceptions and limitations. After the registration statement is declared effective, we are obligated to use our reasonable best efforts to maintain the effectiveness of the registration statement for a period of 24 months at our expense, except that investors may not be able to sell their shares under the registration statement during periods when we may be required to update the information contained in that registration statement under applicable securities laws.

General

We design and manufacture branded performance work wear for a variety of construction, do-it-yourself, industrial, sporting goods and general services markets. Since inception, we have leveraged our proprietary technologies to design job-specific gloves and performance apparel designed to improve the wearer’s ability to safely, efficiently and comfortably perform specific job functions. Our goal is to establish a reputation in the construction, do-it-yourself, industrial, sporting goods and general services markets as a leader in performance gloves and apparel. We are currently expanding our performance apparel product line to include jackets, pants, shorts, reflective and polo shirts, underwear and tights.

We manufacture our performance gloves and apparel using 20 functional materials, including DuPont™ Kevlar® and Teflon®, Gore-tex® Synthetic Leather, 3M Reflective Scotchlite™, DriRelease® and Duraclad®. We incorporate these materials in the manufacturing process to create products that meet the functional and protective requirements of our consumers. Since inception, we have employed an in-house research and development team responsible for identifying and creating new products and applications, and improving and enhancing existing products.

We currently sell our products in all 50 states and internationally through approximately 9,000 retail outlets. Our gloves are priced at retail between $15 and $60 per unit with apparel unit prices ranging from $20 to $80.

Glove Products

Currently, our primary products are our task-specific technical gloves. Glove products are specially designed for individual user groups. Currently, we produce and sell 35 distinct glove types in a variety of sizes and colors which cater to the specific demands and requirements of construction, do-it-yourself, industrial and sporting goods consumers, including carpenters, machinists, package handlers, plumbers, welders, roofers, hunters, gardeners and do-it-yourself users. Gloves are available in multiple levels of protection and abrasion that allow the wearer to choose a product based on the task demands, weather and ease of motion. Glove products are currently manufactured by three suppliers operating in China, Hong Kong and Indonesia. The manufacturing capabilities necessary for the manufacturing of our gloves is not particularly specialized and we believe that we would be able to replace our current manufacturers without significant disruption in supply if necessary. Raw material suppliers and substitute materials are readily available and we believe that our manufacturers would be able to replace their current raw material suppliers without significant disruption in supply.

Apparel

We launched a line of performance apparel products during the fourth quarter of 2005. The apparel line currently consists of eight long and short sleeved shirts designed to increase the comfort and functionality of the wearer by taking into account environmental temperatures and workers’ corresponding perspiration levels. The apparel is engineered to keep the wearer dry and cool under extreme work conditions. Ironclad’s apparel products are comparable to Under Armour™ Products, but we have incorporated worker-centric features such as anti-microbials, SPF 30 sunscreen protection and self wicking, and have made our apparel products slightly heavier for durability. In 2006, we hired a Director of Apparel who was a designer/developer of performance apparel for Under Armour and other apparel companies. We also hired a Vice President of Sales - Apparel, who previously worked for Dickies and other apparel companies, to develop a sales force to sell the performance apparel line to the work wear and sporting goods channels. Our existing sales force will sell the performance apparel line to our existing customer base. In 2007, we are expanding the apparel line to include performance jackets, pants, shorts, reflective and polo shirts, underwear and tights. The apparel line will be manufactured by three suppliers located in Taiwan, Mexico and the Dominican Republic. Manufacturing capacity for apparel is readily available and we believe that we would be able to replace our current manufacturers and add new manufacturers without significant disruption in supply.

Competition

Ironclad competes in the following two principal markets:

Technical Gloves

Ironclad faces competition from other specialty gloves and apparel companies such as Custom Leathercraft Manufacturing Company, Big Time, Gorgonz and Mechanix Wear. Compared generally, we believe our material selection and construction provides for superior protection, durability, quality and repeat customers affording a substantial, sustainable advantage in the category.

Performance Work Apparel

We are one of a limited number of manufacturers of performance work apparel and, in the opinion of management, currently face relatively little competition from other manufacturers in this sector.

Mainstream Product Channels

To date, we have established our reputation, customer loyalty and brand by selling our products through hardware stores, lumber yards, big box home centers, industrial distributors and sporting goods retailers. We intend to expand into work wear chains and additional large retailers in 2007 and 2008.

International Expansion

We began distributing products internationally in 2005 in Australia and Japan. In 2006, we entered the Canadian market through a distributor. We plan to expand into Europe and other international markets in 2007 and 2008.

Ironclad Branding

We place an emphasis on the establishment and maintenance of our brand equity. Since the inception of our business, our products have carried the “Ironclad” brand. We believe that our success in building a dedicated following of users with substantial product penetration across a large number of retailers and storefronts was instrumental in recently allowing us to gain entry into larger retailers and providing the foundation to expand internationally.

Television Relationships

Ironclad is working to develop advertising and marketing opportunities with television programs that could provide strong exposure to our target demographic and demonstrate to viewers the advantage of utilizing Ironclad products. Our products are currently featured on twelve television programs.

Print Media

We expanded our marketing programs in print media throughout 2006, in construction industry and occupational health and safety publications, and lifestyle and recreational magazines.

Sponsorship Relationships

We maintain a number of sponsorship relationships with sporting and television events that appeal to our target demographic. We view these relationships as a means to further establish and solidify brand recognition with our target customers.

Sales and Customer Analysis

We are currently distributing our products through approximately 9,000 outlets that cater to the professional tradesman, do-it-yourself consumer, industrial user and sporting goods consumer including “Big Box” home centers, hardware co-ops, lumber yards, industrial distributors and sporting goods retailers. In 2008 we intend to sell our expanded performance apparel line to work wear retailers.

Sales through “Big Box” home centers accounted for approximately 27% of our sales revenue in 2007. One retailer, Menard, Inc., accounted for approximately 21% of our sales in 2007. Currently, we estimate that our products are sold in only 30% of the retail and distribution outlets identified by our management as viable Ironclad outlets. We intend to continue to emphasize and expand our relationships with these retailers and distributors.

Selected Analysis of “Big Box” and International Retailers

We plan to continue our expansion by increasing selling efforts through “Big Box” home centers and international channels, which we believe creates significant opportunities for strengthening our brand.

Geographic Information

Domestic sales accounted for 96% of our revenue in 2005 and 93% in 2006. International sales in Australia, Canada, Japan and other countries accounted for our remaining revenue in 2006. All of our fixed assets are located in the United States, principally in California at our headquarters. Our products are currently manufactured in China, Indonesia, Taiwan, Mexico, Hong Kong and the Dominican Republic.

Co-Branded Products and Relationships

Although we do not sell privately-labeled products, we have opportunistically sought to co-brand with major partners that represent a value added relationship in terms of sales and brand awareness.

Intellectual Property and Proprietary Rights

•
We currently have seven patents or patents pending, which are intended to protect the design and technical innovations found in our performance work gloves. Following are descriptions of the patents or patents pending.

•
Advanced Touch® Technology is a seamless fingertip design that places a smooth layer of material on the touch receptors of the fingers. The result is an increase in comfort and a high degree of touch sensitivity. It is used in Ironclad’s Evolution and Ranchworx gloves, and is patent pending.

•
Ironclad’s Engineered Grip System consists of a uniquely patterned, molded thermoplastic elastomer (or TPE) that is welded to a synthetic leather palm. It provides extreme grip and abrasion protection without sacrificing hand dexterity. It is found in Ironclad’s Extreme Duty glove, which is designed to handle brick, cement block, rebar, and demolition rubble. The Extreme Duty glove is primarily used by search and rescue professionals, including units of the New York and Los Angeles Fire Departments. This patent issued on September 5, 2006.

•	Silicone rubber is fused to the synthetic leather palm of the Box Handler and Cargo Bull gloves in a specific pattern. This pattern, designed for optimum grip on smooth surfaces, is patent pending.

•
Our signature palm pattern is found on nine popular glove styles, including the General Utility, Wrenchworx, and Ranchworx gloves. Management believes this pattern differentiates Ironclad from other non-branded gloves. This patent was issued on February 14, 2006.

•
We have developed two glove styles that absorb tool impacts with a unique design of multiple gel-filled palm pads. This design is found on the Wrenchworx Impact and Mach 5 Impact gloves. This patent issued on February 13, 2007.

•
Hotshield® fabric technology found on our Heatworx line of gloves provides greater heat resistance, reduced shrinkage, oil resistance and improved abrasion resistance allowing for a form-fitting glove in high heat work situations. This patent application is pending.

•	Our proprietary molded silicone palm pattern incorporates greater heat resistance and improved grip when coupled with our Heatworx line of gloves. This patent application is pending.

We own the following intellectual trademark property: 33 registered U.S. trademarks, 10 registered international trademarks and 20 in-use U.S. trademarks. These trademarks significantly strengthen consumer awareness of our brand, and enable us to maintain distinction between it and other companies trying to copy the Ironclad brand image. We also have 7 copyright marks.

We seek to protect our intellectual property through existing laws and regulations and by contractual restrictions. We rely upon trademark, patent and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to help us protect our intellectual property.

The status of any patent involves complex legal and factual questions. The scope of allowable claims is often uncertain. As a result, we cannot be sure that any patent application filed by us will result in a patent being issued, nor that any patents issued in the future will afford adequate protection against competitors with similar technology; nor can we provide assurance that patents issued to us will not be infringed upon or designed around by others.

Employees

As of June 10, 2008, we had a total of 24 full time employees.

Description of Property

We lease 10,600 square feet located at 2201 Park Place, Suite 101, El Segundo, California 90245 for $14,069 per month. We use our facilities for our corporate offices.  We believe our facilities are adequate to meet our current and near-term needs.

Legal Proceedings

In September 12, 2006, American Sports Group, Inc., orASG, filed a lawsuit against both Ironclad California and Ironclad Nevada in the Superior Court of the State of California for the County of Los Angeles, alleging causes of action for Declaratory Relief and Breach of Contract.

We took the position that ASG's claims were without merit and vigorously defended against these claims, denying all of the allegations and filing a Cross-Complaint for unfair business practices against ASG, Youngstown Equipment Corp., or Youngstown, Blackstone Investment Group, or Blackstone, Pacifica Ltd, LLC, or Pacifica, Lakeview Canyon, LLC, or Lakeview, and Greg Thomsen, or Thomsen among others. In December of 2007, we also filed a Federal Court complaint against Youngstown, Blackstone, Pacifica, Lakeview and Thomsen, alleging certain trademark violations.

In January of 2008, the parties settled their claims with respect to both lawsuits with prejudice. The settlement included a general mutual release covering all existing and potential claims between the parties arising out of the litigation.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of May 15, 2008. There are no family relationships between our executive officers and directors.

Name	Age	Position Held

R.D. Peter Bloomer	72	Chairman of the Board
Eduard Jaeger	47	Director, President and Chief Executive Officer
Rhonda Hoffarth	47	Executive Vice President and Chief Operating Officer
Kent Pachl	41	Executive Vice President of Sales & Marketing
Thomas Kreig	60	Interim Chief Financial Officer, Vice President of Finance and Secretary
Vane P. Clayton	49	Director
Scott Alderton	49	Director
Scott Jarus	52	Director

R. D. Peter Bloomer, Chairman of the Board

Mr. Bloomer has served as Chairman of our Board of Directors in April 2003. He is the Chairman and Chief Executive Officer of CVM Management, Inc. and Managing Partner of CVM Equity Fund V, Ltd., LLP, or CVM, which is our largest stockholder. Prior to the formation of CVM, Mr. Bloomer was Vice President of Marketing for Head Ski & Tennis, Vice President of Operations for Hanson Industries and spent 11 years with IBM Sales and Marketing. Mr. Bloomer has served on the Board of Directors of multiple private companies.

Eduard Jaeger, Director, President, Chief Executive Officer & Founder

Mr. Jaeger founded Ironclad in 1998 and has served as a Director and as President and Chief Executive Officer since that time. Mr. Jaeger has been Founder, co-Founder and President of a number of successful companies in the consumer products sector over a 20 year period. Prior to founding Ironclad, he developed extensive experience and expertise in innovative product design and development, overseas manufacturing, importing and exporting, sales and marketing, and forming worldwide distribution channels. Mr. Jaeger is also the inventor of six U.S. patents and two patents pending, and has held executive positions in marketing and promotion.

Rhonda Hoffarth, Executive Vice President & Chief Operating Officer

Ms. Hoffarth has served as our Executive Vice President & Chief Operating Officer since January 2003. Prior to January 2003, Ms. Hoffarth has also previously served as Ironclad’s interim Chief Financial Officer. Ms. Hoffarth has over 20 years of experience in operations and finance with growing consumer product companies. Prior to joining us, Ms. Hoffarth spent 9 years with Bell Sports, Inc. in various roles, including Vice President of Operations, North American, helping the company grow from $45,000,000 in revenue to over $200,000,000. Subsequently, Ms. Hoffarth spent 2 years as the Senior Vice President of Operations for Targus, Inc., a $500,000,000 developer of mobile accessories. Both Bell Sports and Targus source their finished products from Asia and have multiple sales channels (independent shops, regional and national accounts, big box accounts). Ms. Hoffarth received her Masters of Business Administration from the University of Southern California in 1992.

Kent Pachl, Executive Vice President of Sales & Marketing

Mr. Pachl has served as our Executive Vice President of Sales and Marketing since January 2005. Prior to joining us, Mr. Pachl has spent a total of 15 years in the consumer products and sporting goods industries with Dunlop/Maxfli Sports Corporation and more recently with Taylor Made-Adidas Golf Company. At Dunlop/Maxfli, Mr. Pachl was Vice President of Sales and helped facilitate the sale of the company by consolidating multiple divisions into one group. During his tenure at Taylor Made-Adidas golf, Mr. Pachl held various senior management roles in International Sales, Taylor Made equipment and the Adidas footwear and apparel division. Mr. Pachl possesses a Bachelors of Science degree in Business Finance from San Diego State University in 1990.

Thomas Kreig, Interim Chief Financial Officer, Vice President of Finance and Secretary

Mr. Kreig has served as our Interim Chief Financial Officer since April 2007. From September 2002 to present, Mr. Kreig also served as our Vice President of Finance and Secretary. Before joining Ironclad, Mr. Kreig spent 18 years serving as Controller and Vice President of Finance at companies in several different industries. Most recently he served as Controller for In-Flight Network, LLC, a developer of satellite-based broadband communications for airline passengers. Prior to In-Flight Network, Mr. Kreig served as Vice President of Finance for Network Courier Services, Inc. From 1983 to 1996, Mr. Kreig served as Controller and Chief Financial Officer for Triple L Distributing Co., Inc. and Controller and Treasurer for a medical diagnostic equipment company where he was instrumental in helping to successfully execute an initial public offering. He is a certified public accountant and received his Masters of Business Administration from the University of Detroit in 1975.

Vane P. Clayton, Director

Mr. Clayton has served on our Board of Directors since March 2004 and currently serves as the Chair of the Audit Committee. He currently serves as the chief executive officer and member of the Board of Directors of KPA LLC, an Environmental & Safety Services Company. Prior to KPA, Mr. Clayton was President of ZOLL Data Systems, an Enterprise Software subsidiary of ZOLL Medical Corporation ($250M in Sales - NASDAQ: ZOLL) and board member of TROY. Earlier in his career, Mr. Clayton managed a sales team for Raychem ($1.7B in Sales), a division of Tyco Electronics. Mr. Clayton brings experience in directing public companies in high growth sales and marketing strategies; new product and channel development; fund raising; Sarbanes-Oxley Act of 2004, Section 404 compliance; strategic positioning; and building successful teams. Mr. Clayton holds a B.S. in Agricultural/Mechanical Engineering from Purdue University and an MBA from Harvard Business School

Scott Alderton, Director

Mr. Alderton has served on our Board of Directors since August 2002. In 2002, Mr. Alderton co-founded the law firm of Stubbs Alderton & Markiles, LLP and has over 22 years experience working with technology and emerging growth companies at all stages along their evolutionary path. He brings to our board his expertise in securities law matters, capital formation, venture capital and financing transactions; mergers, acquisitions and divestitures; and the protection of copyrights, trademarks and trade secrets. Mr. Alderton received his Bachelor of Arts from the University of California at Los Angeles in 1982 and juris doctor from Loyola Law School in 1985.

Scott Jarus, Director

Mr. Jarus has served as a member of our Board of Directors since May 18, 2006. Mr. Jarus is Chief Executive Officer of Cognition Technologies, Inc., an early-stage company located in Culver City, California, which is a developer of revolutionary linguistic meaning-based content Search technology. From 2001 to 2005, Mr. Jarus was President and principal executive of j2 Global Communications, Inc. (NASDAQ: JCOM), a provider of outsourced, value-added messaging and communications services to individuals and companies throughout the world. Before joining j2 Global Communications, Inc., from 1998 to 2001, Mr. Jarus was President and Chief Operating Officer for OnSite Access, a provider of building-centric integrated communications services. Mr. Jarus has 27 years of management experience in the telecommunications industry and has served in various senior management positions. He currently serves on the Board of Directors of various other companies, none of which compete with or are in the same industry as Ironclad. In 2005, Mr. Jarus was named National Entrepreneur of the Year for Media/Entertainment/Communications by Ernst & Young (and Los Angeles Entrepreneur of the Year for Technology in 2004). Mr. Jarus received his Bachelor of Arts degree in Psychology and a Master of Business Administration degree from the University of Kansas in 1982.

Audit Committee of the Board of Directors

Our Board of Directors currently has the following standing committees: Audit Committee and Compensation Committee.

The Audit Committee currently consists of Messrs. Clayton, Alderton and Jaeger. None of our current Audit Committee members is an audit committee financial expert, as defined in Item 401(e)(2) of Regulation S-B. Our Board of Directors currently has no independent director who qualifies as an audit committee expert. We intend to recruit new independent directors such that the independent directors on our Board of Directors may fulfill committee and independence requirements. The primary purposes of the Audit Committee are (i) to review the scope of the audit and all non-audit services to be performed by our independent auditors and the fees incurred by us in connection therewith, (ii) to review the results of such audit, including the independent accountants’ opinion and letter of comment to management and management’s response thereto, (iii) to review with our independent accountants our internal accounting principles, policies and practices and financial reporting, (iv) to engage our independent auditors and (v) to review our quarterly and annual financial statements prior to public issuance. The role and responsibilities of the Audit Committee are more fully set forth in a written Charter adopted by our Board of Directors. The Audit Committee was created by our Board of Directors effective May 18, 2006.

The Compensation Committee currently consists of Messrs. Bloomer, Jarus and Jaeger. The primary purposes of the Compensation Committee are (i) to review the compensation packages of executive officers and make recommendations to the Board of Directors for said compensation packages, (ii) to review proposed stock option grants and make recommendations to the Board of Directors for said grants, and (iii) to engage consultants as required to aide in evaluation of compensation packages for executive officers and independent directors. The role and responsibilities of the Compensation Committee are more fully set forth in a written Charter adopted by the Board of Directors. The Compensation Committee was created by our Board of Directors effective May 18, 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to the Chief Executive Officer and as to each of the other two most highly compensated executive officers whose compensation exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to us in all capacities for our last two fiscal years.

Name and Principal Position	Year	Salary		Bonus		Option Awards			All Other Compensation			Total

Eduard Jaeger President and Chief Executive Officer	2007 2006	$ $	234,257 193,424	$ $	39,947 150,000	$ $	39,238 480,000	(2) (1)	$ $	7,200 7,200	(3) (3)	$ $	320,732 833,624

Rhonda Hoffarth Executive Vice-President and Chief Operating Officer	2007 2006	$ $	163,416 146,655	$ $	20,000 30,000	$ $	27,064 120,750	(2) (1)		— —		$ $	210,480 297,405

Kent Pachl Executive Vice-President of Sales and Marketing	2007 2006	$ $	190,477 177,298	$ $	30,000 40,000	$ $	31,493 193,200	(2) (1)	$ $	7,200 7,200	(3) (3)	$ $	259,170 418,328

(1) Represents payment of bonus for performance in 2005.
(2)  Represents payment of bonus for performance in 2006.
(3) Represents an automobile allowance.

Employment Contracts

Except as described in this section, Ironclad California is not party to any employment agreements with any of its executive officers.

Ironclad California executed a Separation Agreement with Eduard Jaeger effective in April 2004. Pursuant to the terms of the Separation Agreement, if Ironclad terminates Mr. Jaeger’s employment with Ironclad California at any time other than for Cause, then Ironclad California must pay Mr. Jaeger (a) all accrued and unpaid salary and other compensation payable by the Company for services rendered through the termination date, payable in a lump sum payment on the termination date; and (b) a cash amount equal to $200,000, payable in installments throughout the one (1) year period following the termination date in the same manner as Ironclad California pays salaries to its other executive officers. The Separation Agreement requires Mr. Jaeger to sign a general release and non-competition agreement in order to receive the lump sum payment. For the purposes of the Separation Agreement, termination for “Cause” means termination by reason of: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to Ironclad California, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any improper act of Mr. Jaeger involving a material personal profit to him, including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of Ironclad or any of its subsidiaries; (iii) any consistent failure by Mr. Jaeger to perform his normal duties as directed by the Chairman of our Board of Directors, in the sole discretion of our Board of Directors; (iv) any conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of Ironclad; (B) any felony offense; or (C) any crime of moral turpitude; or (v) the chronic or habitual use or consumption of drugs or alcoholic beverages.

Indemnification of Directors and Executive Officers and Limitation of Liability

We are a Nevada Corporation. The Nevada Revised Statutes and certain provisions of our Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We have entered into indemnification agreements with our directors and executive officers.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

2006 Stock Incentive Plan

Our 2006 Stock Incentive Plan, or the Plan, was adopted on September 18, 2006 and became effective on January 12, 2007. A total of 4,250,000 shares of common stock have been reserved for issuance upon exercise of awards granted under the Plan. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the Plan.

The Plan terminates after 10 years from the date on which our board approved the plan, unless it is terminated earlier by our board. The plan authorizes the award of stock options and stock purchase grants.

The Plan is administered by our Board of Directors or the Compensation Committee of our Board of Directors as determined by our Board of Directors otherwise permitted under the Plan. Our Board of Directors has the authority to select the eligible participants to whom awards will be granted, to determine the types of awards and the number of shares covered and to set the terms, conditions and provisions of such awards, to cancel or suspend awards under certain conditions, and to accelerate the exercisability of awards. Our Board of Directors will be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the plan, to determine the terms of agreements entered into with recipients under the plan, to make all other determinations that may be necessary or advisable for the administration of the Plan. Our Board of Directors may at its discretion delegate the responsibility for administering the plan to any committee or subcommittee of our Board of Directors.

The exercise price per share of common stock purchasable under any stock option will be determined by our Board of Directors, but cannot in any event be less than 100% of the fair market value of the common stock on the date the option is granted. Our Board of Directors will determine the term of each stock option (subject to a maximum of 10 years) and each option will be exercisable pursuant to a vesting schedule determined by our Board of Directors. The grants and the terms of ISOs will be restricted to the extent required for qualification as ISOs by the U.S. Internal Revenue Code of 1986, as amended, or the Code. Subject to approval of our Board of Directors, options may be exercised by payment of the exercise price in cash, shares of common stock, which have been held for at least six months, or pursuant to a “cashless exercise” through a broker-dealer under an arrangement approved by us. Our Board of Directors may require the grantee to pay to us any applicable withholding taxes that the company is required to withhold with respect to the grant or exercise of any award. The withholding tax may be paid in cash or, subject to applicable law, our Board of Directors may permit the grantee to satisfy these obligations by the withholding or delivery of shares of common stock. We may withhold from any shares of common stock that may be issued pursuant to an option or from any cash amounts otherwise due from the company to the recipient of the award an amount equal to such taxes.

Stock purchase rights are generally treated similar to stock options with respect to exercise/purchase price, exercisability and vesting.

In the event of any change affecting the shares of common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to shareholders other than cash dividends, our Board of Directors will make such substitution or adjustment in the aggregate number of shares that may be distributed under the Plan and in the number and option price (or exercise or purchase price, if applicable) as it deems to be appropriate in order to maintain the purpose of the original grant.

No option will be assignable or otherwise transferable by the grantee other than by will or the laws of descent and distribution and, during the grantee’s lifetime, an option may be exercised only by the grantee.

If a grantee’s service to the company terminates on account of death, disability or retirement, then the grantee’s unexercised options, if exercisable immediately before the grantee’s death, disability or retirement, may be exercised in whole or in part, not later than one year after this event. If a grantee’s service to the company terminates for cause, then the grantee’s unexercised option terminates effective immediately upon such termination. If a grantee’s service to us terminates for any other reason, then the grantee’s unexercised options, to the extent exercisable immediately before such termination, will remain exercisable, and may be exercised in whole or in part, for a period of three months after such termination of employment

Under the Plan, the occurrence of a “Change in Control” can affect options and other awards granted under the plan. Generally, the Plan defines a “Change in Control” to include the consummation of a merger or consolidation with or into another entity or any other corporate reorganization, if more than 80% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after the merger, consolidation or other reorganization is owned, directly or indirectly, by persons who were not our shareholders immediately before the merger, consolidation or other reorganization, except that in making the determination of ownership by our shareholders, immediately after the reorganization, equity securities that persons own immediately before the reorganization as shareholders of another party to the transaction will be disregarded. For these purposes voting power will be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrants or rights to subscribe to or purchase those shares. “Change in Control” also includes the sale, transfer or other disposition of all or substantially all of our assets. A transaction will not constitute a Change in Control if its sole purpose is to change the state of our incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the our securities immediately before such transaction.

If a “Change in Control” were to occur, our Board of Directors would determine, in its sole discretion, whether to accelerate any unvested portion of any option grant. Additionally, if a Change in Control were to occur, any agreement between us and any other party to the Change in Control could provide for (i) the continuation of any outstanding awards, (ii) the assumption of the Plan or any awards by the surviving corporation or any of its affiliates, (iii) cancellation of awards and substitution of other awards with substantially the same terms or economic value as the cancelled awards, or (iv) cancellation of any vested or unvested portion of awards, subject to providing notice to the option holder.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table presents information regarding outstanding options held by our Named Executive Officers as of the end of our fiscal year ended December 31, 2007. None of our Named Executive Officers exercised any options during our fiscal year ended December 31, 2007.

	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date
Name	Exercisable		Unexercisable

Eduard Jaeger (1)	43,146	(2)	—		$0.35	05/09/11
	215,728	(3)	—		$0.35	06/16/12
	32,053	(4)	—		$0.35	03/04/13
	431,455	(5)	—		$0.35	03/31/14
	276,131	(6)	—		$0.35	09/03/15
	197,917	(7)	302,083	(7)	$1.05	05/08/16
	—		103,900	(14)	$0.38	11/20/17

Rhonda Hoffarth	172,582	(8)	—		$0.35	01/13/13
	18,876	(9)	2,697	(9)	$0.35	06/22/14
	49,479	(10)	75,521	(10)	$1.05	05/18/16
	—		71,500	(15)	$0.38	11/20/07

Kent Pachl	275,053	(11)	91,684	(11)	$0.35	01/03/15
	86,291	(12)	—		$0.35	09/02/15
	79,167	(13)	120,833	(13)	$1.05	05/18/16
	—		83,200	(16)	$0.38	11/20/17

(1)	Ironclad California executed a Separation Agreement with Eduard Jaeger effective in April 2004, the terms of which are described in Employment Contracts herein.

(2)
Mr. Jaeger was granted options to purchase 43,146 shares on 5/10/01, 25% vested on the first anniversary of the date of grant, and 1/24th of the remaining amount of shares vest at the end of each month thereafter.

(3)	Mr. Jaeger was granted options to purchase 215,728 shares on 1/14/03, 33.3% vested on June 15, 2003 and 1/24th of the remaining amount of shares vest at the end of each month thereafter.

(4)
Mr. Jaeger was granted options to purchase 32,053 shares on 3/3/03, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

(5)	Mr. Jaeger was granted options to purchase 431,455 shares on 3/30/04, 100% vested on the date of grant.

(6)
Mr. Jaeger was granted options to purchase 276,131 shares on 9/2/05, 146,695 shares vested immediately and 50% of the remainder vests on each of the first and second anniversary of the effective date of grant.

(7)
Mr. Jaeger was granted options to purchase 500,000 shares on 5/18/06, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

(8)
Ms. Hoffarth was granted options to purchase 172,582 shares on 1/14/03, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

(9)
Ms. Hoffarth was granted options to purchase 21,573 shares on 6/22/04, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

(10)
Ms. Hoffarth was granted options to purchase 125,000 shares on 5/18/06, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

(11)
Mr. Pachl was granted options to purchase 366,737 shares on 1/4/05, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

(12)	Mr. Pachl was granted options to purchase 86,291 shares on 9/2/05, 100% vested as of the date of grant.

(13)
Mr. Pachl was granted options to purchase 200,000 shares on 5/18/06, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

(14)
Mr. Jaeger was granted options to purchase 103,900 shares on 11/17/07, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

(15)
Ms. Hoffarth was granted options to purchase 71,500 shares on 11/17/07, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

(16)
Mr. Pachl was granted options to purchase 83,200 shares on 11/17/07, 25% vested on the first anniversary of the effective date of grant and 1/36th of the remaining amount of shares vest at the end of each month thereafter.

Director Compensation

In 2006, non-employee directors of Ironclad California received $2,500 per quarter for attending meetings and serving on Ironclad California’s Board of Directors. Since April 2000, non-employee directors of Ironclad California have each received options to purchase 300,000 shares of Ironclad California common stock upon their appointment to our Board of Directors. We expect to continue the practice of compensating our directors with options to purchase our common stock going forward. Compensation payable to non-employee directors may be adjusted from time to time, as approved by our Board of Directors, and was increased to $25,000 beginning January 1, 2007, and decreased to $10,000 beginning on February 5, 2008.

The following table presents information regarding compensation paid to our non-employee directors for our fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash(2)	Option Awards		All Other Compensation	Total

R.D Peter Bloomer	$25,000	$35,695	(3)	—	$60,695
Scott Alderton(1)	$25,000	$35,695	(4)	—	$60,695
Vane Clayton	$25,000	$35,695	(5)	—	$60,695
Scott Jarus	$25,000	$35,695	(6)	—	$60,695

(1)	Fees and option awards granted to Mr. Alderton are made to the law firm Stubbs Alderton & Markiles, LLP, of which he is a partner.

(2)	Effective January 1, 2007 fees paid to non-employee directors were increased to $25,000 annually.

(3)	The aggregate number of common shares reserved under option awards outstanding at fiscal year ended totaled 365,728.

(4)	The aggregate number of common shares reserved under option awards outstanding at fiscal year ended totaled 236,291.

(5)	The aggregate number of common shares reserved under option awards outstanding at fiscal year ended totaled 236,291.

(6)	The aggregate number of common shares reserved under option awards outstanding at fiscal year ended totaled 150,000.

PRINCIPAL AND SELLING SHAREHOLDERS

The selling security holders may offer and sell, from time to time, any or all of the shares of common stock held by them. Because the selling security holders may offer all or only some portion of the 7,075,000 shares of common stock to be registered, we cannot estimate how many shares of common stock the selling security holders may hold upon termination of the offering, nor can we express, as a percentage, how this number of shares will relate to the total number of shares that we will have outstanding at that time.

The following table presents information regarding the beneficial ownership of our common stock as of May 15, 2008, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by:

•	each of the executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group;

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock; and

•	each of the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options from the company that are currently exercisable or exercisable within 60 days of May 15, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth: (i) the name of each of the selling shareholders for whom we are registering shares for resale under this registration statement; (ii) the number of shares of our common stock beneficially owned by each such selling shareholder prior to this offering; (iii) the number of shares of our common stock offered by such selling shareholder pursuant to this prospectus; and (iv) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such selling shareholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such selling shareholder and offered pursuant to this prospectus are sold and that each such selling shareholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling shareholder.

The information presented in this table is based on 42,464,504 shares of our common stock outstanding on June 10, 2008. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o Ironclad Performance Wear Corporation, 2201 Park Place, Suite 101, El Segundo, CA 90245.

	Number of Shares Beneficially Owned Prior to Offering			Number of Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage of Shares Outstanding	Number of Shares Being Offered	Number	Percentage of Shares Outstanding

Executive Officers and Directors:
Eduard Jaeger(1) Director, President and Chief Executive Officer	5,093,394	12.0%	—	5,093,394	12.0%
Rhonda Hoffarth(2) Executive Vice-President and Chief Operating Officer	292,148	*	—	292,148	*
Kent Pachl(3) Executive Vice-President Sales & Marketing	517,256	1.2%	—	517,256	1.2%
Thomas Kreig(4) Interim Chief Financial Officer, Vice President of Finance, Secretary	276,912	*	—	276,912	*
R.D Bloomer(5) Director	360,334	*	—	360,334	*
Van B. Clayton(6) Director	286,931	*	—	286,931	*
Scott Alderton(7) Director	360,916	*	—	360,916	*
Scott Jarus(8) Director	2,738,473	6.4%	—	2,738,473	6.4%
All directors and executive officers as a group (8 persons)(9)	9,926,364	23.4%	—	9,926,364	23.4%

5% Shareholders:

CVM Equity Fund V Ltd., LLP(10)	5,052,176	11.9%	—	5,052,176	11.9%
Context Capital Management LLC(11)	2,490,585	5.9%	—	2,490,585	5.9%
Liberty View Capital Management Inc.(12)	3,495,001	8.2%	—	3,495,001	8.2%

Selling Shareholders:

Kenneth Frank, M.D. and Judith Frank	775,000	1.8%	775,000	—	1.8%
Dr. Frank’s Health Products, CC 401(k) Profit Sharing Plan and Trust	225,000	*	225,000	—	*
Jaeger Family, LLC	75,000	*	75,000	—	*
Jarus Family Trust	2,500,000	5.9%	2,500,000	—	5.9%
Kleeman Family 2004 Revocable Trust	2,000,000	4.7%	2,000,000	—	4.7%
Richard Kronman and Ian Matthew	500,000	1.2%	500,000	—	1.2%
Rosner Family Trust	1,000,000	2.4%	1,000,000	—	2.4%
________________
* Less than 1%

(1)
Includes (i) 1,065,272 shares of commons stock held by Jaeger Family, LLC, of which Eduard Jaeger is a member and over which Eduard Jaeger has voting and investment power, and (ii) 1,264,138 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of May 15, 2008.

(2)	Includes 260,561 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of May 15, 2008.

(3)	Consists of 517,256 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of May 15, 2008.

(4)	Includes 237,427 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of May 15, 2008.

(5)	Consists of 360,334 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of May 15, 2008.

(6)	Includes 236,291 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of May 15, 2008.

(7)	Includes 77,258 shares of common stock reserved for issuance upon exercise of certain warrants to purchase common stock which are currently exercisable.

(8)
Includes (i) 2,500,000 shares of common stock held by Jarus Family Trust, over which Scott Jarus has voting and investment power, and (ii) 150,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of May 15, 2008, and (ii) 61,806 shares of common stock reserved for issuance upon exercise of certain warrants to purchase common stock which are currently exercisable.

(9)
Consists of (i) 6,761,293 shares of common stock, (ii) 139,064 shares of common stock reserved for issuance upon exercise of certain warrants to purchase common stock which are currently exercisable, and (iii) 3,026,007 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of May 15, 2008.

(10)
Includes 415,782 shares of common stock reserved for issuance upon exercise of certain warrants to purchase common stock which currently are exercisable. Mr. Bloomer, our Chairman of the Board, is also the Chairman and Chief Executive Officer of Colorado Venture Management, Inc., which is the Management Partner of CVM. Mr. Bloomer disclaims beneficial ownership of the securities held by this stockholder, except with respect to his pecuniary interest therein.

(11)
Consists of (i) 47,774 and 442,810 shares of common stock held by Context Advantage Fund LP and Context Offshore Advantage Fund, Ltd., respectively, and (ii) warrants to purchase 208,551 and 1,791,450 shares of common stock held by Context Advantage Fund LP and Context Offshore Advantage Fund, Ltd., respectively. Context Capital Management LLC maintains voting and investment power over these shares, except with respect to its pecuniary interest therein.

(12)
Consists of (i) 265,987, 1,063,9997, and 665,017 shares of common stock held by Liberty View Special Opportunities Fund, LP, Liberty View Funds, LP, and Trust D (for a portion of the assets of Kodak Retirement Income Plan) respectively, and (ii) warrants to purchase 200,000, 800,000 and 500,000 shares of common stock held by Liberty View Special Opportunities Fund, LP, Liberty View Funds, LP, and Trust D (for a portion of the assets of Kodak Retirement Income Plan) respectively. Liberty View Capital Management Inc. maintains voting and investment power over these shares.

RELATED PARTY TRANSACTIONS

Other than the employment arrangements described above in “Executive Compensation” and the transactions described below, since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years; and

•
in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Transactions with Officers and Directors

Mr. Bloomer, who is Chairman of our Board of Directors, is also the Chairman and Chief Executive Officer of Colorado Venture Management, Inc., which is the Managing Partner of CVM. Before our merger with Ironclad California, CVM held 29.83% of the issued and outstanding shares of Ironclad California. At August 22, 2006, CVM held approximately 16.8% of Ironclad California’s issued and outstanding shares, including warrants to purchase 415,782 shares of its common stock, a portion of which were issued in connection with the stockholder bridge financing transaction completed by Ironclad California in February 2006. These warrants are exercisable an exercise price per share of $0.75.

Mr. Alderton, an Ironclad Board member since August 2002, is a partner of the law firm, Stubbs, Alderton and Markiles, LLP, or SAM, which is our attorney of record. SAM rendered services to Ironclad California as its primary legal firm since 2002, and became our primary legal counsel upon the closing of the merger with Ironclad California on May 9, 2006.

Director Independence

Our Board of Directors currently consists of five members: Messrs. Bloomer (Chairman), Jaeger (CEO), Clayton, Alderton and Jarus. Each director serves until our next annual meeting or until his or her successor is duly elected and qualified.

Our Board of Directors currently has the following standing committees: Audit Committee and Compensation Committee. We do not have a separately designated nominating committee of our Board of Directors and the functions customarily designated to such committee are performed by our full Board of Directors.

The Audit Committee currently consists of Messrs. Clayton, Alderton and Jaeger. None of our current Audit Committee members is an audit committee financial expert, as defined in Item 401(e)(2) of Regulation S-B. Our Board of Directors currently has no independent director who qualifies as an audit committee expert. We intend to recruit new independent directors such that the independent directors on our Board of Directors may fulfill committee and independence requirements.

The Compensation Committee currently consists of Messrs. Bloomer, Jarus and Jaeger.

We are not a “listed issuer” under SEC rules and are therefore not required to have separate committees comprised of independent directors. We have, however, determined that neither Messrs. Bloomer, Clayton and Jarus are “independent” as that term is defined in Section 4200 of the Marketplace Rules as required by the NASDAQ Stock Market.

DESCRIPTION OF CAPITAL STOCK

The information set forth below is a general summary of our capital stock structure. As a summary, this Section is qualified by, and not a substitute for, the provisions of our Articles of Incorporation, as amended, and our Bylaws.

Authorized Capital Stock

We are presently authorized under our Articles of Incorporation to issue 172,744,750 shares of common stock, par value $0.001 per share. At June 10, 2008, 42,464,504 shares of our common stock were issued and outstanding, including 7,075,000 represented by this current offering, 5,337,723 shares of common stock were reserved for issuance pursuant to issued and outstanding options to purchase our common stock and 10,454,518 shares of common stock were reserved for issuance pursuant to issued and outstanding warrants to purchase our common stock.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board may determine.

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights. Holders of common stock do not have preemptive rights, and common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock.

Warrants

At June 10, 2008, the following warrants were outstanding:

•
warrants that will expire May 8, 2011 to purchase an aggregate of 7,321,203 shares of our common stock at an exercise price per share of $1.00, which were issued to investors in connection with the private placement financing completed concurrently with the Merger on May 9, 2006;

•
warrants that will expire December 31, 2008 to purchase an aggregate of 218,073 shares of our common stock at a weighted average exercise price per share of $0.23 which were issued to a former stockholder of Ironclad California upon consummation of the Merger in exchange for warrants to purchase shares of preferred stock of Ironclad California;

•
warrants that will expire December 31, 2008 to purchase an aggregate of 120,451 shares of our common stock at a weighted average exercise price per share of $0.35 which were issued to a former stockholder of Ironclad California upon consummation of the Merger in exchange for warrants to purchase shares of common stock of Ironclad California;

•
warrants that will expire May 8, 2011 to purchase 390,464 shares of our common stock at an exercise price per share of $0.75, and warrants that will expire May 8, 2011 to purchase 292,848 shares of our common stock at an exercise price per share of $1.00, which were issued to one of our placement agents in the private placement financing completed concurrently with the Merger on May 9, 2006;

•
warrants that will expire May 8, 2011 to purchase 1,568,334 shares of our common stock at an exercise price per share of $0.75, which were issued to investors or former holders of securities of Ironclad California in the stockholder bridge financing completed by Ironclad California on March 9, 2006;

•
warrants that will expire May 8, 2011 to purchase 100,000 shares of our common stock at an exercise price per share of $1.00, and warrants that will expire May 8, 2011 to purchase 400,000 shares of our common stock at an exercise price per share of $0.56, which are held by a former lender of Ironclad California and were issued under the terms of agreements between the lender and Ironclad California; and

•
warrants with no expiration date to purchase an aggregate of 43,146 shares of our common stock at a weighted average exercise price per share of $0.19 which were issued to a former service provider of Ironclad California upon consummation of the Merger in exchange for warrants to purchase shares of common stock of Ironclad California.

Options

See “Equity Compensation Plan Information.”

Anti-Takeover Provisions

Certain provisions of our articles of incorporation and Nevada law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Nevada Law

Nevada had enacted the following legislation that may deter or frustrate takeovers of Nevada corporations:

Authorized but Unissued Stock. The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued share of common stock may enable our Board to issue share of stock to persons friendly to existing management.

Evaluation of Acquisition Proposals. The Nevada Revised Statutes expressly permit our Board, when evaluating any proposed tender or exchange offer, any Merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other of our constituencies of and our subsidiaries, and on the communities and geographical areas in which they operate. Our Board may also consider the amount of consideration being offered in relation to the then current market price of our outstanding shares of capital stock and our then current value in a freely negotiated transaction.

Control Share Acquisitions. We are subject to the Nevada control share acquisitions statute. This statute is designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges ill not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Company.

Listing

Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the trading symbol “ICPW.OB.”

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is currently listed for trading on the Over-The-Counter Bulletin Board under the symbol ICPW.OB.

We have never paid dividends on our common stock. Ironclad California has never paid dividends on its common stock. We intend to retain any future earnings for use in our business.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledges or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Over-the-Counter Bulletin Board or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•
a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivates;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales;

•	put or call option transactions relating to the shares; and

•	any other method permitted under applicable law.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the share in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling security holder and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain selling security holders and certain selling security holders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling security holder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, if required, under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledge intends to sell more than 500 shares of common stock.

We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

LEGAL MATTERS

Stubbs Alderton & Markiles, LLP, or SAM LLP, has provided legal services to us in connection with its preparation of the registration statement which this prospectus is a part. In addition, SAM LLP has rendered a legal opinion, attached to this registration statement as Exhibit 5.1, as to the validity of the shares of Common Stock to be offered hereby. SAM LLP was the holder of 109,818 shares of common stock of Ironclad California, which converted into 47,382 shares of our common stock upon the closing of the Merger on May 9, 2006. In addition, SAM LLP was the holder of options to purchase 300,000 shares of Ironclad California, which were converted into options to purchase 129,437 shares of our common stock upon closing of the Merger. SAM LLP was also the holder of options to purchase 200,000 shares of Ironclad California, which were converted into options to purchase 86,291 shares of our common stock upon the closing of the Merger. In addition, SAM LLP separately held warrants to purchase up to 414,610 shares of common stock of Ironclad California, which converted into 178,886 shares of our common stock upon the closing of the Merger on May 9, 2006. These warrants were exercised at an exercise price per share of $0.19. Subsequently, an aggregate of 224,007 of the aforementioned shares and 85,429 of the aforementioned options were distributed to V. Joseph Stubbs, Scott Alderton, Murray Markiles, Jonathan Hodes, John McIlvery, Greg Akselrud and Scott Galer, each a partner in SAM LLP. Neither SAM LLP, nor any individual partner thereof, has been employed on a contingent basis. Other than Mr. Alderton, who serves as one of our directors, neither SAM LLP, nor any other individual partner thereof, is connected with us other than in their role as outside legal counsel for us.

EXPERTS

The financial statements included in this prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP and Rotenberg & Co., each an “independent registered public accounting firm,” to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance on such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10a.m. to 3p.m. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Financial Statements:

Reports of Independent Registered Public Accounting Firms	F-2 - F-3

Consolidated Balance Sheets at December 31, 2007 and December 31, 2006 and for Three Months Ended March 31, 2008 (Unaudited) and 2007 (Unaudited)	F-4

Consolidated Statements of Operations for the Three Months Ended March 31, 2008 (Unaudited) and 2007 (Unaudited) and for the Years Ended December 31, 2007 and 2006	F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2008 (Unaudited) and 2007 (Unaudited) and for the Years Ended December 31, 2007 and 2006	F-6

Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2007 and 2006 and Quarter Ended March 31, 2008	F-7

Notes to the Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ironclad Performance Wear Corporation
Los Angeles, California

We have audited the consolidated balance sheet of Ironclad Performance Wear Corporation and its subsidiary (collectively, the “Company”) as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ironclad Performance Wear Corporation and its subsidiary as of December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 26, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Ironclad Performance Wear Corporation

We have audited the accompanying consolidated balance sheet of Ironclad Performance Wear Corporation as of December 31, 2007, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the year then ended. Ironclad Performance Wear Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ironclad Performance Wear as of December 31, 2007, and the results of its operations and its cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ ROTENBERG AND COMPANY, LLP

Rochester, New York
March 17, 2008

IRONCLAD PERFORMANCE WEAR CORPORATION
CONSOLIDATED BALANCE SHEETS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 (UNAUDITED) AND 2007 (UNAUDITED)
AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and equivalents	$266,848	$835,754	$585,826	$2,012,166
Accounts receivable net of allowance for doubtful accounts of $98,000, $26,000, $33,000 and $26,000 respectively	2,102,856	1,696,806	4,327,616	2,023,792
Inventory net of allowance of $84,000, $100,000, $84,000 and $120,000 respectively	3,743,333	2,905,301	3,129,339	2,963,869
Deposits on inventory	-	-	10,068	61,555
Prepaid and other	163,136	144,551	184,456	136,927

Total Current Assets	6,276,173	5,582,412	8,237,305	7,198,309

PROPERTY AND EQUIPMENT
Computer equipment and software	205,531	232,860	253,657	210,053
Vehicle	43,680	46,280	43,680	46,280
Furniture and equipment	142,972	125,696	128,465	122,003
Leasehold improvements	34,110	32,190	34,110	32,190
Less: accumulated depreciation	(181,933)	(268,949)	(219,517)	(256,196)

Total property and equipment, net	244,360	168,077	240,395	154,330

Trademarks net of accumulated amortization of $10,379, $6,467, $9,306 and $5,590	86,485	78,692	82,748	76,809
Deposits	44,122	21,904	12,366	22,354

TOTAL ASSETS	$6,651,140	$5,851,085	$8,572,814	$7,451,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,099,426	$995,376	$3,438,054	$1,825,515
Bank lines of credit	1,720,881	1,796,131	2,309,321	1,563,678
Current portion of capital lease	674	3,591	1,642	3,411

Total current liabilities	4,820,981	2,795,098	5,749,017	3,392,604

Long term portion of capital lease obligations	-	674	-	1,642
Fair value of warrant liability	-	44,704	-	65,268

Total Liabilities	4,820,981	2,840,476	5,749,017	3,459,514

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value per share, 172,744,750 shares authorized, 35,389,504 shares and 30,064,060 shares issued and outstanding at March 31, 2008 and December 31, 2007 and March 31, 2007 and December 31, 2006, respectively	35,390	30,008	35,390	30,008
Capital in Excess of Par Value	14,092,274	11,384,052	13,934,051	11,190,146
Accumulated deficit	(12,297,505)	(8,403,451)	(11,145,644)	(7,227,866)

Total Stockholders’ Equity	1,830,159	3,010,609	2,823,797	3,992,288

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,651,140	$5,851,085	$8,572,814	$7,451,802

See Notes to Consolidated Financial Statements.

IRONCLAD PERFORMANCE WEAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006
	(unaudited)	(unaudited)

REVENUES
Net sales	$1,851,103	$1,849,932	$13,049,197	$9,581,210

COST OF SALES
Cost of sales	1,057,106	925,380	8,047,454	5,967,566

EXPENSES
General and administrative	678,279	944,859	3,459,952	2,967,883
Sales and marketing	899,031	893,936	4,005,866	2,756,222
Research and development	104,914	101,680	502,729	340,589
Operations	212,934	149,875	788,997	531,083
Depreciation and amortization	24,031	14,947	74,739	40,369

Total operating expenses	1,919,189	2,105,297	8,832,283	6,636,146

LOSS FROM OPERATIONS	(1,125,192)	(1,180,745)	(3,830,540)	(3,022,502)

OTHER INCOME/(EXPENSE)
Interest expense	(35,017)	(38,563)	(148,381)	(104,575)
Interest expense from warrants issued as financing cost	-	20,564	-	(256,188)
Interest income	3,235	22,273	42,235	70,660
Unrealized gain (loss) on financing activities	(3,090)	-	18,230	(1,082,944)
Loss on disposition of equipment	-	-	(974)	-
Other income (expense), net	9,014	885	2,500	2,397

Total other income (expense)	(25,858)	5,159	(86,390)	(1,370,650)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,151,050)	(1,175,586)	(3,916,930)	(4,393,152)
Benefit(Expense) for income taxes	(810)	-	(847)	30,179

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(1,151,860)	(1,175,586)	$(3,917,777)	$(4,362,973)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.03)	$(0.04)	$(0.12)	$(0.17)

WEIGHTED AVERAGE COMMON SHARES	35,389,504	30,064,060	31,615,394	24,961,749

See Notes to Consolidated Financial Statements.

IRONCLAD PERFORMANCE WEAR CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED
MARCH 31, 2008 (UNAUDITED) AND 2007 (UNAUDITED) AND
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Three Months	Three Months
	Ended March 31,	Ended March 31,	Year Ended December 31,	Year Ended December 31,
	2008	2007	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)	(unaudited)
Net loss	$(1,151,860)	$(1,175,586)	$(3,917,777)	$(4,362,973)
Adjustments to reconcile net loss to net cash provided by (used in) operating Activities
Allowance for bad debts	65,000	-	7,000	5,000
Depreciation	22,958	14,070	71,023	37,551
Amortization	1,073	877	3,716	2,819
Warrants issued as financing cost	-	-	-	256,188
Loss on disposition of equipment	-	-	974	-
Change in fair value of warrant liability	-	(20,564)	(18,230)	1,082,944
Non-cash compensation:
Common stock issued for services	-	-	-	51,779
Options issued for services	-	-	41,875	-
Stock option expense	158,222	193,906	648,512	616,698
Changes in operating assets and liabilities:
Receivables	2,159,760	326,986	(2,310,824)	(618,668)
Inventory	(613,994)	58,568	(165,470)	(1,979,831)
Deposits on inventory	10,068	61,555	51,487	238,722
Prepaid and other	(10,436)	(7,174)	(37,541)	11,262
Loan costs	-	-	-	15,798
Accounts payable and accrued liabilities	(338,627)	(830,139)	1,612,536	(56,006)
Net cash flows provided by (used in) operating activities	302,164	(1,377,501)	(4,012,719)	(4,698,717)

CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment purchased	(26,924)	(27,816)	(158,061)	(132,539)
Investment in trademarks	(4,810)	(2,760)	(9,655)	(26,018)
Net cash flows used in investing activities	(31,734)	(30,576)	(167,716)	(158,557)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds (payments) from bank lines of credit	(588,440)	232,453	745,643	702,066
Proceeds from (payments on) convertible note payable	-	-	-	(500,000)
Proceeds from issuance of common stock	-	-	2,100,000	7,828,691
Offering costs	-	-	(92,637)	(1,284,453)
Proceeds from exercise of warrants	-	-	-	66,338
Proceeds from exercise of options	-	-	4,500	30,000
Payments on capital leases	(968)	(788)	(3,411)	(2,775)
Net cash flows provided by (used in) financing activities	(589,408)	231,665	2,754,095	6,839,867

NET INCREASE (DECREASE) IN CASH	(318,978)	(1,176,412)	(1,426,340)	1,982,593
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	585,826	2,012,166	2,012,166	29,573
CASH AND CASH EQUIVALENTS END OF PERIOD	$266,848	$835,754	$585,826	$2,012,166

SUPPLEMENTAL DISCLOSURES
Interest paid in cash	$35,017	$38,563	$148,381	$88,788
Income taxes paid	810	-	800	800
Income tax refund	-	-	-	30,979

See Notes to Consolidated Financial Statements.

IRONCLAD PERFORMANCE WEAR CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2007 and 2006 and Quarter Ended March 31, 2008

	Common Stock
	Shares Issued and Outstanding	Par Value	Capital in Excess of Par Value	Accumulated Deficit		Total Stockholders’ Equity

Balance at December 31, 2005	15,622,197	$15,624	$2,621,614		$(2,864,894)	$(227,656)

Common stock issued for cash	13,927,705	13,927	7,814,764		-	7,828,691
Offering costs	-	-	(1,284,453)		-	(1,284,453)
Common stock issued -for services	70,095	70	51,709		-	51,779
Common stock issued -exercise of warrants	357,772	413	65,925		-	66,338
Common stock issued-exercise of options	86,291	30	29,970		-	30,000
Stock option expense	-	-	616,698		-	616,698
Warrants issued as a financing cost	-	-	256,188		-	256,188
Reclassify fair value of warrant liability	-	-	1,017,676		-	1,017,676
Net loss	-	-	-		(4,362,973)	(4,362,973)
Balance at December 31, 2006	30,064,060	$30,064	$11,190,091	$$	(7,227,867)	$3,992,288

Common stock issued for cash	5,250,000	5,250	2,094,750		-	2,100,000
Offering costs	-	-	(92,639)		-	(92,639)
Common stock issued-exercise of options	12,944	13	4,487		-	4,500
Common stock issued for services	62,500	63	41,812		-	41,875
Stock option expense	-	-	648,512		-	648,512
Reclassify fair value of warrant liability	-	-	47,038			47,038
Net loss	-	-	-		(3,917,777)	(3,917,777)
Balance at December 31, 2007	35,389,504	$35,390	$13,934,051		$(11,145,644)	$2,823,797

Stock option expense	-	-	158,223			158,223
Net loss	-	-	-		(1,151,861)	(1,151,861)
Balance at March 31, 2008	35,389,504	35,390	14,092,274		(12,297,505)	1,830,159

See Notes to Consolidated Financial Statements

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business.

The Company was incorporated in Nevada on May 26, 2004 and engages in the business of design and manufacture of branded performance work wear including task-specific gloves and performance apparel designed to significantly improve the wearer’s ability to safely, efficiently and comfortably perform general to highly specific job functions. Its customers are primarily hardware, lumber retailers, “Big Box” home centers, industrial distributors and sporting goods retailers. The Company has received four patents and has three patents pending for design and technological innovations incorporated in its performance work gloves. The Company has 39 registered US trademarks, 10 registered international trademarks and 9 in-use US trademarks. The Company introduced its line of specialty work apparel in the fourth quarter of 2005. The apparel is engineered to keep the wearer dry and cool under extreme work conditions.

2.	Reverse Merger and Financing

Completion of Merger

On April 20, 2006, Ironclad Performance Wear Corporation (formerly Europa Trade Agency Ltd.), a Nevada corporation (the “Company”), along with Ironclad Merger Corporation., a Nevada corporation and the Company’s wholly owned subsidiary (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ironclad Performance Wear Corporation, a privately held California corporation (“Ironclad California”), pursuant to which Ironclad California would be acquired by the Company in a merger transaction wherein Merger Sub would merge with and into Ironclad California, with Ironclad California being the surviving corporation (the “Merger”). On May 9, 2006, the Merger closed and Ironclad California became a wholly-owned subsidiary of the Company. At the closing, the Company changed its name to Ironclad Performance Wear Corporation.

Accordingly, from an historical perspective, Ironclad California was deemed to have been the acquirer in the reverse merger and Ironclad California is deemed the survivor of the reorganization. As a result, the financial statements of the Company presented reflect the historical results of Ironclad California prior to the Merger, and of the combined entities following the merger, and do not include the historical financial results of the entity formerly known as Europa Trade Agency Ltd. Common stock has been retroactively restated to reflect the number of shares received by Ironclad California equity holders in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital. The equity of the Company survives the reorganization. Upon the closing of the reorganization, the Company changed its fiscal year to December 31, beginning with the quarter ended June 30, 2006. All costs associated with the Merger were expensed as incurred.

Principal Terms of the Merger

On May 9, 2006, Merger Sub was merged with and into Ironclad California, the separate existence of Merger Sub ceased, and Ironclad California continued as the surviving corporation at the subsidiary level. The Company issued shares of its common stock pursuant to certain exchange ratios set forth in the Merger Agreement to the stockholders of Ironclad California in exchange for 100% of the issued and outstanding shares of common stock of Ironclad California. Additionally, the Company assumed options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by Ironclad California.

Immediately prior to the Merger the Company canceled 2,000,000 shares of its common stock held by our former sole officer and director, Thomas Lamb, and one of its former principal stockholders Craig Lamb, pursuant to an Amended and Restated Share Cancellation Agreement dated May 8, 2006. Thomas Lamb and Craig Lamb received cash remuneration of $349,413 from third party purchasers for their agreement to cancel such shares. At the time of the payment and share cancellation the third party purchasers were also party to an Amended and Restated Share Purchase and Escrow Agreement, dated May 9, 2006 with holders of approximately 90% of our common stock. The holders of such shares of Company common stock received $765,938 in consideration for the transfer of their shares to the third party purchasers.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Immediately after the consummation of the cancellation and purchase transaction, but prior to the Merger, the Company effected a 3.454895-for-1 forward stock split of its common stock and increased the number of shares of authorized common stock to 172,744,750.

Immediately after the closing of the Merger, and without taking into consideration the Private Placement offering described below, the Company had outstanding 19,858,404 shares of common stock, options to purchase 2,588,314 shares of common stock and warrants to purchase 2,817,416 shares of common stock.

The Private Placement

Immediately following the closing of the Merger, the Company received gross proceeds of approximately $7.3 million in a private placement transaction (the “Private Placement”) with institutional investors and other high net worth individuals (“Investors”). Pursuant to Subscription Agreements entered into with these Investors, the Company sold 9,761,558 Investment Units, at $0.75 per Investment Unit. Each “Investment Unit” consists of one share of Company common stock, and a five year non-callable warrant to purchase three-quarters of one share of Company common stock, at an exercise price of $1.00 per share. The value of the warrants was determined to be $5,278,388 using the Black-Scholes option pricing model with the following assumptions: a volatility rate of 185.5%, risk free interest rate of 5.13%, an expected life of five years and zero dividends. They have been recorded as a warrant liability in accordance with SFAS No. 133 and EITF 00-19. On October 2, 2006, the common shares underlying the warrants were registered satisfying the warrant liability. The value of the warrant liability on October 2, 2006 was determined to be $6,275,422. This amount was reclassified to Stockholders’ Equity and a credit to income of $997,034 was recorded on October 2, 2006.

As partial consideration for services rendered further to the Private Placement, one of the Company’s placement agents was issued warrants to purchase 390,464 shares of Company common stock at an exercise price of $0.75 per share and warrants to purchase 292,848 shares of Company common stock at an exercise price of $1.00 per share. The value of the warrants was determined to be $494,182 using the Black-Scholes option pricing model with the following assumptions: a volatility rate of 185.5%, risk free interest rate of 5.13%, an expected life of five years and zero dividends. They have been recorded as a warrant liability in accordance with SFAS No. 133 and EITF 00-19. On October 2, 2006 the common shares underlying the warrants were registered satisfying the warrant liability. The value of the warrant liability on October 2, 2006 was determined to be $586,923. This amount was reclassified to Stockholders’ Equity and a credit to income of $92,741 was recorded on October 2, 2006.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Accounting Policies

Basis of Consolidation

The consolidated financial statements dated December 31, 2007 and 2006, include the accounts of Ironclad Performance Corporation, an inactive parent company, and its wholly owned subsidiary Ironclad California. All significant inter-company transactions have been eliminated in consolidation. The accompanying interim condensed consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including those for interim financial information and with the instructions for Form 10Q and Article 10 of Regulation S-X issued by the Securities and Exchange Commission (“SEC”).

Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company places its cash with high credit quality institutions. The Federal Deposit Insurance Company (FDIC) insures cash amount at each institution for up to $100,000. From time to time, the Company maintains cash in excess of the FDIC limit.

Accounts Receivable

Trade receivables are carried at the original invoice amount less an estimate made for doubtful accounts. The allowance for doubtful accounts is based on management’s regular evaluation of individual customer receivables and consideration of a customer’s financial condition and credit history. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. Interest is not charged on past due accounts.

Inventory

Inventory is stated at the lower of average cost (which approximates first in, first out) or market and consists primarily of finished goods. The Company regularly reviews its inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on management’s estimated forecast of product demand and production requirements.

Property and Equipment

   Property and equipment are recorded at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are depreciated over fifteen years or the lease term, whichever is shorter. Maintenance and repairs are charged to expense as incurred.

Trademarks

The costs incurred to acquire trademarks, which are active and relate to products with a definite life cycle, are amortized over the estimated useful life of fifteen years. Trademarks, which are active and relate to corporate identification, such as logos, are not amortized. Pending trademarks are capitalized and reviewed monthly for active status.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-Lived Asset Impairment

The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the undiscounted net cash flows over the remaining life of the asset in measuring whether the asset is recoverable. Based upon the anticipated future income and cash flow from operations and other factors, relevant in the opinion of the Company’s management, there has been no impairment.

Revenue Recognition

A customer is obligated to pay for products sold to it within a specified number of days from the date that title to the products is transferred to the customer. The Company’s standard terms are typically net 30 days from the transfer of title to the products to the customer. The Company typically collects payment from a customer within 30 to 45 days from the transfer of title to the products to a customer. Transfer of title occurs and risk of ownership passes to a customer at the time of shipment or delivery, depending on the terms of the agreement with a particular customer. The sale price of the Company’s products is substantially fixed or determinable at the date of sale based on purchase orders generated by a customer and accepted by the Company. A customer’s obligation to pay the Company for products sold to it is not contingent upon the resale of those products. The Company recognizes revenues when products are delivered to customers.

Returns Policy

The Company has a warranty policy that covers defects in workmanship. The Company also periodically accepts stock adjustments from certain customers. Stock adjustment returns are typically for new customers who are given the opportunity to ‘trade out’ of a style of product that does not sell in their territory, usually in exchange for another product. Historically, warranty returns have averaged 1.25% a year and stock adjustment returns have averaged approximately 0.75% of gross sales. The Company records an estimate for these returns at the time of sale.

Reserve for Warranty Returns
Reserve Balance 12/31/05	$38,000
Payments Recorded During the Period	(186,097)
(148,097)
Adjustment to Reserve for Pre-existing Liabilities	34,000
Accrual for New Liabilities During the Reporting Period	186,097

Reserve Balance 12/31/06	72,000
Payments Recorded During the Period	(486,030)
(414,030)
Adjustment to Reserve for Pre-existing Liabilities	128,000
Accrual for New Liabilities During the Reporting Period	486,030

Reserve Balance 12/31/07	200,000
Payments Recorded During the Period	(87,250)
112,750
Accrual for New Liabilities During the Reporting Period	241,250

Reserve Balance 3/31/08	$354,000

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Advertising and Marketing

Advertising and marketing costs are expensed as incurred. Advertising expenses for the years ended December 31, 2007 and 2006 were $1,221,590 and $844,023, respectively. Advertising expenses for the three months ended March 31, 2008 and 2007 were $171,432 and $183,343, respectively.

Shipping and Handling Costs

Freight billed to customers is recorded as sales revenue and the related freight costs as cost of sales.

Customer Concentrations

One customer accounted for approximately 21% of net sales for year ended December 31, 2007 and the same customer accounted for approximately 17% of net sales for year ended December 31, 2006. One customer accounted for 22% of net sales for the quarter ended March 31, 2008, and no customer accounted for more than 10% of net sales for the quarter ended March 31, 2007.

Supplier Concentrations

One supplier, which is located overseas, accounted for approximately 56% of total purchases during the year ended December 31, 2007 and 68% of total purchases during the year ended December 31, 2006. One supplier, which is located overseas, accounted for approximately 44% of total purchases during the quarter ended March 31, 2008 and 52% for the three months ended March 31, 2007.

Loss Per Share

The Company utilizes SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

The following potential common shares have been excluded from the computation of diluted net loss per share for the periods presented because the effect would have been anti-dilutive:

	Year Ended December 31,
	2007	2006

Options outstanding under the Company’s stock option plans	6,016,944	5,003,343
Common Stock Warrants	10,454,522	10,454,522
	Quarter Ended March 31,
	2008	2007
Options outstanding under the Company’s stock option plans	5,459,726	5,107,332
Common Stock Warrants	10,454,522	10,454,522

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the basis of the allowance for doubtful accounts, accumulated depreciation and amortization, accrued payroll and net operating loss carryforwards for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

The significant components of the provision for income taxes for the years ended December 31, 2007 and 2006 were $800 and $800, respectively, for the current state provision. The significant components of the provision for income taxes for the quarters ended March 31, 2008 and 2007 were $810 and $-0-, respectively, for the current state provision. There was no state deferred and federal tax provision. Due to its current net loss position, the Company has provided a valuation allowance in full on its net deferred tax assets in accordance with SFAS 109 and in light of the uncertainty regarding ultimate realization of the net deferred tax assets.

Use of Estimates

The preparation of financial statements requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, inventory obsolescence, allowance for returns and the estimated useful lives of long-lived assets.

Valuation of Derivative Instruments

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to determine whether they should be considered a derivative liability and measured at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes-Merton Option Pricing Formula (the “Black Scholes Model”). At each period end, or when circumstances indicate that the Company reevaluate the accounting for the derivative liability, derivative liabilities are adjusted to reflect changes in fair value, with any increase or decrease in the fair value being recorded in results of operations as Adjustments to Fair Value of Derivatives.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. Management does not expect adoption of SFAS No. 155 to have a material impact on our financial statements.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. Management has determined that the adoption of FIN 48 does not have a material effect on our results of operations and financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management will evaluate the effect of this statement, if any, on its financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company has adopted SFAS 159 and determined that it has no effect on its consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Inventory

Inventory consisted of two classes - finished goods and raw materials as follows:

	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006

Finished Goods	$3,743,333	$2,836,789	$3,129,339	$2,779,929
Raw Materials	-	68,512	-	183,940

	$3,743,333	$2,905,301	$3,129,339	$2,963,869

5. Property and equipment

Property and equipment consisted of the following:

	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006
Computer hardware and software	$205,531	$232,860	$253,657	$210,053
Furniture and equipment	142,972	125,696	128,465	122,003
Vehicle	43,680	46,280	43,680	46,280
Leasehold improvements	34,110	32,190	34,110	32,190
	426,293	437,026	459,312	410,526
Less accumulated depreciation	(181,933)	(268,949)	(219,517)	(256,196)

Property and equipment, net	$244,360	$168,077	$240,395	$154,330

Depreciation expense for the years ended December 31, 2007 and 2006 was $71,023 and $37,550, respectively. Depreciation expense for the three months ended March 31, 2008 and 2007 was $22,958 and $14,070, respectively

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.  Trademarks

Trademarks and patents consisted of the following:

	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006

Trademarks	$81,115	$70,410	$76,305	$70,410
Patents	15,749	14,749	15,749	11,989
Less: Accumulated amortization	(10,379)	(6,467)	(9,306)	(5,590)

Trademarks and patents, net	$86,485	$78,692	$82,748	76,809

Trademarks and patents consist of definite-lived trademarks and patents of $60,452 and $50,797 and indefinite-lived trademarks and patents of $31,602 and 31,602 at December 31, 2007 and December 31, 2006, respectively. Trademarks and patents consist of definite-lived trademarks and patents of $65,262 and $53,557, and indefinite-lived trademarks and patents of $31,602 and $31,602 at March 31, 2008 and March 31, 2007, respectively. All trademark costs have been generated by the Company, and consist of initial legal and filing fees.

Amortization expense was $3,716 and $2,819 for the years ended December 31, 2007 and 2006, respectively. Amortization expense was $1,073 and $877 for the three months ended March 31, 2008 and 2007, respectively. The Company expects to amortize $3,950 in each of the next five years.

7. Accounts payable and accrued expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2007:

	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006

Accounts payable	$1,980,848	$348,684	$2,217,758	$607,961
Accrued inventory	159,338	63,431	110,094	246,622
Accrued rebates and co-op	157,270	54,460	339,932	207,522
Accrued bonus	107,825	101,948	86,000	164,000
Accrued warranty reserve	354,000	65,000	200,000	72,000
Accrued expenses - other	340,145	362,053	484,270	527,410

Total accounts payable and accrued expenses	$3,099,426	$995,376	$3,438,054	$1,825,515

8. Note Payable and Bank Lines of Credit

Notes Payable

In April 2006, Westrec Capital Partners, LLC agreed to extend its existing $550,000 bridge financing loan to the Company for up to thirty (30) days under the same terms and conditions in exchange for a warrant for 100,000 shares of the Company’s common stock, exercisable at $1.00 per share.

The value of the 100,000 warrants was determined to be $72,097 using the Black-Scholes Option Pricing Model with the following assumptions: risk-free interest rate of 5.13%, volatility factor of 185.5%, five-year life and zero dividends. They have been recorded as a warrant liability in accordance with SFAS No. 133 and EITF 00-19. On October 2, 2007 the Company revalued this liability with the following assumptions: risk free interest rate of 4.2%, volatility factor of 222.2%, five year life and zero dividends, adjusted the current value of this warrant liability to $47,038. On this date the terms and conditions of the warrant were fully satisfied and the Company converted this warrant liability to equity in accordance with SFAS No. 133 and EITF 00-19.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Factoring Agreement

On September 15, 2006 the Company entered into a factoring agreement with Wells Fargo Century, Inc. whereby it assigned certain of its accounts receivables with full recourse. On November 21, 2006, the Company entered into an amendment to this factoring agreement. This facility allows the Company to borrow the lesser of (a) $2,500,000 or (b) the sum of (i) seventy-five percent (75%) of the net amount of eligible accounts receivable and (ii) 40% of the value of eligible inventory, which amount shall not exceed the lesser of $750,000 and the net amount of eligible accounts receivable. All of the Company’s assets secure amounts borrowed under the terms of this agreement. Interest on outstanding balances accrues at the prime rate announced from time to time by Wells Fargo Bank N.A. (or such other bank as Wells Fargo Century, Inc. shall select in its discretion) as its “prime” or base rate for commercial loans and the agreement has an initial term of twenty-four (24) months. As of December 31, 2007, total amount due to Wells Fargo Century was $2,309,321. As of March 31, 2008, total amount due to Wells Fargo Century was $1,720,881.

9. Equity transactions

Common Stock

On August 7, 2007 the Company issued 12,944 shares of common stock upon the exercise of a stock option at an exercise price of $0.348.

In September 2007, the Company completed a private placement transaction with institutional investors and other high net worth individuals. Pursuant to its subscription agreements with these investors, the Company sold 5,250,000 shares of common stock, at $0.40 per share. In accordance with the terms of the subscription agreements the Company was required to file a registration statement for resale of the common stock sold within forty-five (45) days of the closing date of the offering, use commercially reasonable efforts to cause such registration statement to become effective within one hundred fifty (150) days after the closing date and maintain such registration for twenty-four (24) months after the closing date. The Company has timely filed an SB-2 Registration Statement which became effective on November 9, 2007. After commissions and expenses, the Company received net proceeds of approximately $2.0 million in the private placement.

The Company did not issue any shares during the quarter ended March 31, 2008. There were 35,389,504 shares of common stock of the Company outstanding at March 31, 2008.

Warrant Activity

A summary of warrant activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Warrants outstanding at December 31, 2005	749,079	$0.23
Warrants issued	10,072,852	$0.93
Warrants expired	(9,637)	$0.67
Warrants exercised	(357,772)	$0.19
Warrants outstanding at December 31, 2006	10,454,522	$0.91
Warrants issued	-	$-
Warrants expired	-	$-
Warrants exercised	-	$-
Warrants outstanding at December 31, 2007	10,454,522	$0.91
Warrants outstanding at March 31, 2008	10,454,522	$0.91

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Based Compensation

Effective with the Company’s fiscal year that began on January 1, 2006, the Company adopted the accounting and disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” using the modified prospective application transition method.

Ironclad California reserved 3,020,187 shares of its common stock for issuance to employees, directors and consultants under the 2000 Stock Incentive Plan, which the Company assumed in the Merger (“the 2000 Plan”). Under the 2000 Plan, options may be granted at prices not less than the fair market value of the Company’s common stock at the grant date. Options generally have a ten-year term and shall be exercisable as determined by the Board of Directors.

Effective May 18, 2006, the Company reserved 4,250,000 shares of its common stock for issuance to employees, directors and consultants under its 2006 Stock Incentive Plan (the “2006 Plan”). Under the 2006 Plan, options may be granted at prices not less than the fair market value of the Company’s common stock at the grant date. Options generally have a ten-year term and shall be exercisable as determined by the Board of Directors.

The fair value of each stock option granted under either the 2000 or 2006 Plan is estimated on the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based the U.S. Treasury Bill rate with a maturity based on the expected life of the options and on the closest day to an individual stock option grant. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on historical market prices of the Company’s common stock. The expected life of an option grant is based on management’s estimate. The fair value of each option grant is recognized as compensation expense over the vesting period of the option on a straight line basis.

For stock options issued during the years ended December 31, 2007 and 2006, the fair value of these options was estimated at the date of the grant using a Black-Scholes option pricing model with the following range of assumptions:

	December 31, 2007	December 31, 2006
Risk free interest rate	4..06% - 4.83%	5.12% - 5.16%
Dividends	-	-
Volatility factor	203% - 224%	170% - 185%
Expected life	4 – 6.25 years	4 years

There were no stock options issued during the quarter ended March 31, 2008.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding December 31, 2005	2,584,000	$0.35
Granted	2,511,134	$0.88
Exercised	(86,291)	$0.35
Cancelled/Expired	(5,500)	$1.05
Outstanding at December 31, 2006	5,003,343	$0.65
Granted	1,808,300	$0.43
Exercised	(12,944)	$0.35
Cancelled/Expired	(781,755)	$0.71
Outstanding at December 31, 2007	6,016,944	$0.58
Granted	-	-
Exercised	-	-
Cancelled/Expired	(557,218)	$0.43
Outstanding at March 31, 2008	5,459,726	0.60
Exercisable at March 31, 2008	3,796,499	$0.56

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables summarize information about stock options outstanding at December 31, 2007:

Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Intrinsic Value Outstanding Shares
$0.19 - $0.35	2,413,353	6.17	$0.35	$252,931
$0.38 - $1.05	3,603,591	8.45	$0.74	$73,800

The following tables summarize information about stock options exercisable at December 31, 2007:

Range of Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Intrinsic Value Exercisable Shares
$0.19 - $0.35	2,253,714	6.09	$0.35	$236,594
$0.38 - $1.05	1,280,343	6.88	$0.91	$-0-

The following tables summarize information about stock options outstanding at March 31, 2008:
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Intrinsic Value Outstanding Shares
$0.19 - $0.35	2,413,353	5.92	$0.35	$4,202
$0. 38 - $1.05	3,046,373	7.94	$0.79	$-0-

The following tables summarize information about stock options exercisable at March 31, 2008:

Range of Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Intrinsic Value Exercisable Shares
$0.19 - $0.35	2,302,523	5.87	$0.35	$4,202
$0. 38 - $1.05	1,495,956	6.93	$0.88	$-0-

The Company recorded $648,512 of compensation expense for employee stock options during the year ended December 31, 2007. These compensation expense charges were recorded in the following operating expense categories, general and administrative - $428,890; sales and marketing - $149,956; research and development - $41,587; and operations - $28,079. There was a total of $1,461,663 of unrecognized compensation costs related to non-vested share-based compensation arrangements under the Plan outstanding at December 31, 2007. This cost is expected to be recognized over a weighted average period of 3.0 years. The total fair value of shares vested during the year ended December 31, 2007 was $931,119.

The Company recorded $153,381 and $193,906 of compensation expense for employee stock options during the three months ended March 31, 2008 and 2007, respectively. These compensation expense charges were recorded in the following operating expense categories for 2008 and 2007 respectively, general and administrative - $91,736 and $137,277; sales and marketing - $44,149 and $34,864; research and development - $10,168 and $14,669; and operations - $7,328 and $7,096. There was a total of $675,064 of unrecognized compensation costs related to non-vested share-based compensation arrangements under the Plan outstanding at March 31, 2008. This cost is expected to be recognized over a weighted average period of 2.6 years. The total fair value of shares vested during the three months ended March 31, 2008 was $161,738.

10. Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2007 and March 31, 2008, consisted of the following:

	December 31,	March 31,
	2007	2008
Current	800	$810
Deferred	$-	-
Refund	-	-

	$800	$810

The provision for income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31, 2007 and March 31, 2008 as follows:

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31,	March 31,
	2007	2008
Statutory regular federal income benefit rate	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(5.7)	(5.4)
Unrealized loss on financing activities	0.2	-
Return to provision adjustment	-	-
Change in valuation allowance	39.2	39.4
Other	0.3	-

Total	0%	0%

In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize all of the benefits of these deductible, differences, however the Company chooses to provide a 100% valuation allowance against its deferred tax asset.

Significant components of the Company’s deferred tax assets and liabilities for federal incomes taxes at December 31, 2007 consisted of the following:

	December 31,	March 31,
	2007	2008
Deferred tax assets
Net operating loss carryforward	$3,484,495	$3,854,255
Stock option expense	542,015	607,724
Allowance for doubtful accounts	14,137	41,983
Allowance for product returns	85,680	152,082
Accrued compensation	90,316	102,184
Inventory	18,850	(34,272)
Other	3,134	3,134
Valuation allowance	(3,945,622)	(4,399,834)

Total deferred tax assets	293,005	327,256

Total deferred tax liabilities	(293,005)	(327,256)

Net deferred tax assets/liabilities	$-	$-

As of December 31, 2007 and March 31, 2008, the Company had unused federal and state contribution carryovers of $6,680 that expire in 2009 through 2011.

As of December 31, 2007, the Company had unused federal and state net operating loss carryforwards available to offset future taxable income of $8,179,000 and $8,555,000, respectively, that expire between 2009 and 2027. As of March 31, 2008, the Company had unused federal and states net operating loss carryforwards available to offset future taxable income of $9,035,000 and $9,528,000, respectively, that expire between 2009 and 2027.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Commitments and Contingencies

The Company relocated to a temporary facility in November 2005. Rent expense for the period January 1, 2006 through June 30, 2006 for this temporary facility was $40,500.

The Company entered into a new five-year lease with one option to renew for an additional five years for a corporate office and warehouse lease commencing in July 2006. The facility is located in El Segundo, California. Rent expense for this facility for the years ended December 31, 2007 and 2006 for this facility were $166,926 and $82,512, respectively. Rent expense for the three months ended March 31, 2008 for this facility was $42,207.

The Company has various non-cancelable operating leases for office equipment expiring through December 31, 2012. Equipment lease expense charged to operations under these leases was $7,619 and $6,290 for the years ended December 31, 2007 and 2006, respectively. Equipment lease expense charged to operations under these leases was $1,880 and $1,918 for the three months ended March 31, 2008 and 2007, respectively.

Future minimum rental commitments under these non-cancelable operating leases for years ending December 31 are as follows:

Year	Facility	Equipment	Total
2008	173,526	7,279	180,805
2009	174,720	6,949	181,669
2010	175,146	5,959	181,105
2011	82,614	5.959	88,573
2012	-	5,959	5,959
Thereafter	-	-	-
	$606,006	$32,105	$638,111

Ironclad California executed a Separation Agreement with Eduard Jaeger effective in April 2004. Pursuant to the terms of the Separation Agreement, if Ironclad terminates Mr. Jaeger’s employment with Ironclad California at any time other than for Cause, then Ironclad California must pay Mr. Jaeger (a) all accrued and unpaid salary and other compensation payable by the Company for services rendered through the termination date, payable in a lump sum payment on the termination date; and (b) a cash amount equal to Two Hundred Thousand Dollars ($200,000), payable in installments throughout the one (1) year period following the termination date in the same manner as Ironclad California pays salaries to its other executive officers. The Separation Agreement requires Mr. Jaeger to sign a general release and non-competition agreement in order to receive the lump sum payment. For the purposes of the Separation Agreement, termination for “Cause” means termination by reason of: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to Ironclad California, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any improper act of Mr. Jaeger involving a material personal profit to him, including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of Ironclad or any of its subsidiaries; (iii) any consistent failure by Mr. Jaeger to perform his normal duties as directed by the Chairman of the Board, in the sole discretion of the Board; (iv) any conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of Ironclad; (B) any felony offense; or (C) any crime of moral turpitude; or (v) the chronic or habitual use or consumption of drugs or alcoholic beverages.

IRONCLAD PERFORMANCE WEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Legal Proceedings

Claim

In September 12, 2006, American Sports Group, Inc.("ASG"), filed a lawsuit against both Ironclad California and Ironclad Nevada in the Superior Court of the State of California for the County of Los Angeles, alleging causes of action for Declaratory Relief and Breach of Contract.

The Company took the position that ASG's claims were without merit and vigorously defended against these claims, denying all of the allegations and filing a Cross-Complaint for unfair business practices against ASG, Youngstown Equipment Corp. ("Youngstown"), Blackstone Investment Group ("Blackstone"), Pacifica Ltd, LLC ("Pacifica"), Lakeview Canyon, LLC ("Lakeview") and Greg Thomsen ("Thomsen") among others. In December of 2007, Ironclad also filed a Federal Court complaint ("Federal Lawsuit") against Youngstown, Blackstone, Pacifica, Lakeview and Thomsen, alleging certain trademark violations.

In January of 2008, the parties settled their claims with respect to both lawsuits with prejudice. The settlement included a general mutual release covering all existing and potential claims between the parties arising out of the litigation.

13. Related Party Transactions

Mr. Bloomer, who is Chairman of the Company’s board of directors, is also the Chairman and Chief Executive Officer of CVM Management, Inc. which is the Managing Partner of CVM. Before our merger with Ironclad California, CVM held 29.83% of the issued and outstanding shares of Ironclad California. At August 22, 2006, CVM held approximately 16.8% of Ironclad California’s issued and outstanding shares, including warrants to purchase 415,782 shares of its common stock, a portion of which were issued in connection with the stockholder bridge financing transaction completed by Ironclad California in February 2006. These warrants are exercisable an exercise price per share of $0.75.

Mr. Alderton, an Ironclad Board member since August 2002, is a partner of the law firm, Stubbs, Alderton and Markiles, LLP, or SAM, which is Ironclad’s attorney of record. SAM rendered services to Ironclad California as its primary legal firm since 2002, and became our primary legal counsel upon closing of the merger with Ironclad California on May 9, 2006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee. The selling shareholders whose shares are being registered will bear all selling and other expenses.

Amount
Registration fee – Securities and Exchange Commission	$73.00
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$5,000
Total	$30,073

ITEM 14. Indemnification of Directors and Officers.

We are a Nevada Corporation. The Nevada Revised Statutes and certain provisions of our Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The statutory provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. Recent Sales of Unregistered Securities.

Between April 18 and April 22, 2008, we entered into subscription agreements, or the subscription agreements, with each of Kenneth J. Frank, M.D. and Judy Frank, Dr. Frank’s Health Products LLC 401k Profit Sharing Plan and Trust, Jaeger Family, LLC, Jarus Family Trust, Kleeman Family 2004 Revocable Trust, Richard Kronman & Ian Matthew and Rosner Family Trust, or the Investors, pursuant to which it agreed to sell an aggregate of 7,075,000 shares of our common stock, par value $0.001 per share, or the Shares, at $0.20 per share for proceeds us of $1,415,000, or the April Financing. Mr. Jaeger, our President and Chief Executive Officer, is a member of the Jaeger Family, LLC and Mr. Jarus, a member of the Company’s board of directors, is co-trustee of the Jarus Family Trust. The last closing of the April Financing occurred on April 22, 2008.

Between September 20 and September 24, 2007, the we entered into subscription agreements (the with each of Primarius Partners LP, Primarius Focus LP, Alder Capital Partners I LP, Alder Offshore Master Fund LP, Orcutt Family Trust, and Stiassni Capital Partners L.P. , or the Investors, pursuant to which it agreed to sell an aggregate of 2,750,000 shares of common stock, par value $0.001 per share at $0.40 per share for gross proceeds of $1.1 million. The transactions closed between September 20 and 24, and represent additional closings of a total offering whereby we sold an aggregate of 5,250,000 shares of common stock, par value $0.001 per share, at $0.40 per share for gross proceeds of $2.1 million, or the Offering. We paid total cash commissions to a placement agent in connection with the Offering, equal to $67,500.

On May 9, 2006, we sold 9,761,588 investment units to a limited number of accredited investors in a private placement financing that we completed concurrently with our merger with Ironclad Performance Wear Corporation, a California corporation, or Ironclad California). Each investment unit consisted of one share of our common stock, and three-quarters of a warrant to purchase one shares of our common stock exercisable at an exercise price per share of $1.00. Accordingly, we issued 9,761,588 shares of common stock and warrants to purchase up to 7,321,191 shares of our common stock (exercisable at an exercise price per share of $1.00), and received approximately $7.3 million in aggregate gross proceeds in the financing. Brean Murray Carret & Co., or Brean Murray, and GP Group, LLC, an affiliate of Gemini Partners, Inc., or Gemini, acted as co-placement agents in the private placement. Pursuant to our agreements with the placement agents, we paid Brean Murray a fee equal to 6.0% of the gross proceeds from the financing, or $439,271. In addition, we issued to Brean Murray, warrants to purchase 390,464 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 292,848 shares of our common stock at an exercise price of $1.00 per share. Pursuant to the terms of Ironclad California's engagement agreement with Gemini Partners, Inc., we also paid GP Group, LLC a fee equal to 4% of the funds raised in such financing, or $292,848. We also paid for the out-of-pocket expenses incurred by Brean Murray and Gemini in the amount of $75,000. After payment of commissions and expenses associated with the offering, we received net proceeds of approximately $6.1 million in the private placement financing.

On May 9, 2006, we issued 16,368,960 shares of our common stock, and warrants to purchase 749,079 shares of our common stock to the former holders of Ironclad California's securities pursuant to the terms of the Agreement and Plan of Merger dated April 20, 2006, among us, our wholly-owned subsidiary and Ironclad California.

On May 9, 2006, we issued warrants to purchase an aggregate of 2,068,337 shares of our common stock pursuant to the terms of the Merger Agreement and subject to certain contractual rights held by certain former investors in Ironclad California.

On May 9, 2006, we issued warrants to purchase an aggregate of 683,311 shares of our common stock to Brean Murray as partial consideration for services rendered by Brean Murray in the private placement financing transaction then completed.

We believe that the issuance of the securities described in foregoing paragraphs was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The shares of common stock and warrants to purchase common stock issued to former stockholders and warrant holders of Ironclad California were issued under the merger agreement. The shares of common stock and warrants to purchase common stock sold in the private placement financing were issued under subscription agreements with investors. The recipients of securities in the private placement transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In addition, appropriate legends were affixed to the share certificates and other instruments issued in these transactions. The sales of securities in these transactions were made without general solicitation or advertising. The recipient had adequate access, through its relationship with us, to information about us.

We believe that the issuance of the securities described in foregoing paragraphs was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The shares of common stock and warrants to purchase common stock issued to former stockholders and warrant holders of Ironclad California were issued under the merger agreement. The shares of common stock and warrants to purchase common stock sold in the private placement financing were issued under subscription agreements with investors. The recipients of securities in the private placement transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In addition, appropriate legends were affixed to the share certificates and other instruments issued in these transactions. The sales of securities in these transactions were made without general solicitation or advertising. The recipient had adequate access, through its relationship with us, to information about us.

ISSUANCE OF SECURITIES BEFORE THE MERGER WITH IRONCLAD CALIFORNIA

We completed the issuance of 2,000,000 shares of our common stock to Thomas Lamb and Craig Lamb pursuant to Regulation S on March 31, 2004. We cancelled CDN$20,000 in outstanding loans in connection with the issuance. No commissions or fees were paid in connection with the issuance. The 2,000,000 shares of common stock are restricted securities.

Between April 30 and May 18, 2004, we completed a placement of 900,000 shares of our common stock pursuant to Regulation S. The shares were issued at a price of $0.02 per share. We received proceeds of $18,000 from the offering. Each purchaser represented to us that the purchaser was a Non-US Person as defined in Regulation S. No directed selling efforts were made in the United States. We believe we complied with the conditions of Category 3 of 903(b) on the basis of the following:

We implemented offering restrictions in the subscription agreements with investors.

•	The purchasers in this offering were all non-U.S. residents.

•	None of the purchasers offered or sold their shares for a period of approximately two years following the purchase of these shares.

•	Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S.

•	Purchasers agreed they were not acquiring the securities for the account or benefit of a U.S. person.

•
Purchasers agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration and agreed not to engage in hedging transactions with regard to the securities unless in compliance with the Securities Act.

•	We undertook not to register any transfer of the shares not made in accordance with Regulation S.

•
None of the shares were sold through an underwriter and accordingly, there were no discounts or commissions involve. All purchasers were given adequate access to sufficient information about us to make an informed investment decision.

We completed another placement of 110,000 shares of our common stock pursuant to Regulation S of the Securities Act on June 30, 2004. All shares were issued at a price of $0.09 per share. We received proceeds of $9,900 from the offering. Each purchaser represented to us that the purchaser was a Non-US Person as defined in Regulation S. No directed selling efforts were made in the United States. We believe we complied with the conditions of Category 3 of 903(b) on the basis of the following:

•	We implemented offering restrictions in the subscription agreements with investors.

•	The purchasers in this offering were all non-U.S. residents.

•	None of the purchasers offered or sold their shares for a period of approximately two years following their purchase of the shares.

•	Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S.

•	Purchasers agreed they were not acquiring the securities for the account or benefit of a U.S. person.

•
Purchasers agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933 or pursuant to an available exemption from registration and agreed not to engage in hedging transactions with regard to the securities unless in compliance with the Act.

•	We undertook not to register any transfer of the shares not made in accordance with Regulation S.

•
None of the shares were sold through an underwriter and accordingly, there were no discounts or commissions involve. All purchasers were given adequate access to sufficient information about us to make an informed investment decision.

ISSUANCES BEFORE THE MERGER BY IRONCLAD CALIFORNIA

PREFERRED STOCK TRANSACTIONS

On December 31, 2003, Ironclad California issued 2,282,392 shares of Series A Convertible Preferred Stock pursuant to the exercise of warrants to purchase 714,290 shares at $0.05775 per share, warrants to purchase 1,152,269 shares at $0.075 per share and warrants to purchase 415,833 shares at $0.1125 per share. Upon the closing of the merger with us, these were converted into 984,750 shares of our common stock.

On February 14, 2005 Ironclad California issued 48,272 shares of Series A Convertible Preferred Stock pursuant to the cashless exercise provision of a warrant to purchase 64,940 shares of the Ironclad California's Series A Convertible Preferred Stock at an exercise price of $0.077 per share. Upon the closing of the merger, these were converted into 20,827 shares of our common stock.

On September 12, 2005, Ironclad California issued 25,980 shares of Series A Convertible Preferred Stock pursuant to the exercise of 25,980 warrants to purchase Ironclad California's Series A Convertible Preferred Stock at an exercise price of $0.077 per share. Upon the closing of the merger, these were converted into 11,209 shares of our common stock.

COMMON STOCK TRANSACTIONS

Ironclad California received $507,500 through the sale of investment units to a limited number of investors, including certain stockholders of Ironclad California. This bridge financing closed on March 8, 2006. Each investment unit in the financing was sold at a price of approximately $0.32, and was comprised of one share of common stock of Ironclad California; and a warrant to purchase one share of our common stock, at an exercise price of $0.75 per share. Upon the closing of this financing, Ironclad California issued 1,566,402 shares of Ironclad California common stock, which, upon the closing of the merger with us were converted into 675,832 shares of our common stock. At the closing of the merger, together with other warrants that we issued on May 9, 2006, we issued to these investors warrants to purchase an aggregate of 1,566,402 shares of our common stock at $0.75 per share.

Between January 18, 2005 and January 21, 2005, Ironclad California issued 333,333 shares of common stock for cash of $50,000 pursuant to the sale of common stock at $0.15 per common share. Upon the closing of the merger with us, these were converted into 143,818 shares of our common stock.

Between May 6, 2005 and September 20, 2005 Ironclad California issued 291,666 shares of common stock to a human resources recruiting firm in exchange for services. The services were valued at $43,750, and were based on the last sale price of common stock. Upon the closing of the merger with us, these were converted into 125,841 shares of our common stock

In December 2005 Ironclad California issued 60,000 shares of common stock for cash of $9,000 pursuant to the exercise of stock options under our 2000 Stock Option Plan. Upon the closing of the merger with us, these were converted into 25,887 shares of our common stock.

We believe that the issuance of the foregoing described securities by Ironclad California were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving any public offering, except for the shares of common stock issued upon exercise of options granted pursuant to Ironclad California's 2000 Stock Option Plan, which were exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act. The recipients of all such securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In addition, appropriate legends were affixed to the share certificates and other instruments issued in these transactions. The sales of securities in these transactions were made without general solicitation or advertising. The recipients had adequate access, through their relationships with Ironclad California, to information about Ironclad California. No commissions or fees were paid in connection with these transactions.

ITEM 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed herewith:

Exhibit Number	Exhibit Title

2.1	Agreement and Plan of Merger between Ironclad Performance Wear Corporation and Europa Trade Agency Ltd., dated April 20, 2006 (1)

3.1	Articles of Incorporation of the Registrant (2)

3.2	Certificate of Change effecting a forward stock split and increasing the number of authorized shares, filed May 9, 2006 (3)

3.3	Articles of Merger effecting a name change to Ironclad Performance Wear Corporation (3)

3.4	Bylaws (2)

4.1	Form of Warrant issued to Investors in Merger Private Placement (3)

5.1	Opinion of Stubbs Alderton & Markiles LLP (4)

10.1	Form of Subscription Agreement between the Registrant and certain investors, dated May 10, 2006 (3)

10.2	Form of Lock-Up Agreement between the Registrant and certain shareholders, dated May 9, 2006 (3)

10.3*	Form of Indemnification Agreement (4)

10.4	Factoring Agreement by and between the Registrant and Wells Fargo Century, Inc., effective September 15, 2006. (5)

10.5	Letter of Credit and Security Agreement by and between the Registrant and Wells Fargo Century, Inc., effective September 15, 2006. (5)

10.6	Amendment Number One to Factoring Agreement by and between the Registrant and Wells Fargo Century, Inc., effective November 21, 2006. (6)

10.7	Separation Agreement between Eduard Jaeger and the Registrant (3)

10.8
Standard Industrial/Commercial Single-Tenant Lease by and between Faith Pearlman, Trustee of the Jerome M. Pearlman and Faith Pearlman Trust II and the Registrant, dated October 12, 2005, as amended (3)

10.9	Standard Industrial/Commercial Multi-Tenant Lease by and between Park/El Segundo Partners, LLC, and the Registrant, dated September 12, 2005, as amended (3)

10.10	Business Loan Agreement (Asset Based) in the principal amount of $250,000, by and between the Registrant and Alliance Bank, dated March 31, 2005 (3)

10.11	Business Loan Agreement (Asset Based) in the principal amount of $1,000,000, by and between the Registrant and Alliance Bank, dated March 31, 2005 (3)

10.12	Letter Agreement with Advantage Media Systems, Inc., dated June 29, 2007 (7)

10.13*	2007 Senior Management Bonus Plan (8)

21.1	Subsidiaries of the Registrant (3)

23.1	Consent of Stubbs Alderton & Markiles LLP (included in Exhibit 5.1)

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP

23.2(a)	Consent of Rotenberg & Co.
___________________________
(1) Incorporated by reference to our Quarterly Report on Form 10-QSB filed May 12, 2006.
(2) Incorporated by reference to our Registration Statement on Form SB-2, filed September 3, 2004.
(3) Incorporated by reference to our Current Report on Form 8-K filed May 12, 2006.
(4) Incorporated by reference to the initial Registration Statement on Form SB-2 dated June 23, 2006 (File No. 333-135288).
(5) Incorporated by reference to our Current Report on Form 8-K filed September 21, 2006.
(6) Incorporated by reference to our Current Report on Form 8-K filed November 28, 2006.
(7) Incorporated by reference to our Current Report on Form 8-K filed July 7, 2007.
(8) Incorporated by reference to our Annual Report on 10KSB/A filed April 1, 2008.

* Indicates a management contract or compensatory plan.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. Undertakings.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, California, on June 11, 2008.

IRONCLAD PERFORMANCE WEAR CORPORATION
(Registrant)

By	/s/ Thomas Kreig
Thomas Kreig,
Interim Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

The undersigned directors and officers of Ironclad Performance Wear Corporation do hereby constitute and appoint Eduard Yaeger and Thomas Kreig, and each of them, with full power of substitution and resubstitution, as their true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent, may deem necessary or advisable to enable said corporation to comply with the Securities Exchange Act of 1934, as amended and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Eduard Jaeger Eduard Jaeger	President, Chief Executive Officer, and Director (Principal Executive Officer)	June 11, 2008

/s/ Thomas Kreig Thomas Kreig	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2008

/s/ Peter Bloomer Peter Bloomer	Director, Chairman of the Board	June 11, 2008

/s/ Vane Clayton Vane Clayton	Director	June 11, 2008

/s/ Scott Alderton Scott Alderton	Director	June 11, 2008

/s/ Scott Jarus Scott Jarus	Director	June 11, 2008

S-1

EXHIBIT INDEX

Exhibit Number	Exhibit Title

2.1	Agreement and Plan of Merger between Ironclad Performance Wear Corporation and Europa Trade Agency Ltd., dated April 20, 2006 (1)
3.1	Articles of Incorporation of the Registrant (2)
3.2	Certificate of Change effecting a forward stock split and increasing the number of authorized shares, filed May 9, 2006 (3)
3.3	Articles of Merger effecting a name change to Ironclad Performance Wear Corporation (3)
3.4	Bylaws (2)
4.1	Form of Warrant issued to Investors in Merger Private Placement (3)
5.1	Opinion of Stubbs Alderton & Markiles LLP (4)
10.1	Form of Subscription Agreement between the Registrant and certain investors, dated May 10, 2006 (3)
10.2	Form of Lock-Up Agreement between the Registrant and certain shareholders, dated May 9, 2006 (3)
10.3*	Form of Indemnification Agreement (4)
10.4	Factoring Agreement by and between the Registrant and Wells Fargo Century, Inc., effective September 15, 2006. (5)
10.5	Letter of Credit and Security Agreement by and between the Registrant and Wells Fargo Century, Inc., effective September 15, 2006. (5)
10.6	Amendment Number One to Factoring Agreement by and between the Registrant and Wells Fargo Century, Inc., effective November 21, 2006. (6)
10.7	Separation Agreement between Eduard Jaeger and the Registrant (3)
10.8
Standard Industrial/Commercial Single-Tenant Lease by and between Faith Pearlman, Trustee of the Jerome M. Pearlman and Faith Pearlman Trust II and the Registrant, dated October 12, 2005, as amended (3)

10.9	Standard Industrial/Commercial Multi-Tenant Lease by and between Park/El Segundo Partners, LLC, and the Registrant, dated September 12, 2005, as amended (3)
10.10	Business Loan Agreement (Asset Based) in the principal amount of $250,000, by and between the Registrant and Alliance Bank, dated March 31, 2005 (3)
10.11	Business Loan Agreement (Asset Based) in the principal amount of $1,000,000, by and between the Registrant and Alliance Bank, dated March 31, 2005 (3)
10.12	Letter Agreement with Advantage Media Systems, Inc., dated June 29, 2007 (7)
10.13*	2007 Senior Management Bonus Plan (8)
21.1	Subsidiaries of the Registrant (3)
23.1	Consent of Stubbs Alderton & Markiles LLP (included in Exhibit 5.1)
23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP

EX-1

23.2(a)	Consent of Rotenberg & Co.
___________________________
(1) Incorporated by reference to our Quarterly Report on Form 10-QSB filed May 12, 2006.
(2) Incorporated by reference to our Registration Statement on Form SB-2, filed September 3, 2004.
(3) Incorporated by reference to our Current Report on Form 8-K filed May 12, 2006.
(4) Incorporated by reference to the initial Registration Statement on Form SB-2 dated June 23, 2006 (File No. 333-135288).
(5) Incorporated by reference to our Current Report on Form 8-K filed September 21, 2006.
(6) Incorporated by reference to our Current Report on Form 8-K filed November 28, 2006.
(7) Incorporated by reference to our Current Report on Form 8-K filed July 7, 2007.
(8) Incorporated by reference to our Annual Report on 10KSB/A filed April 1, 2008.

* Indicates a management contract or compensatory plan.

EX-2